EXECUTION VERSION

DEAL CUSIP No. 03837YAA6

REVOLVER CUSIP No. 03837YAB4

Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

AQUA PENNSYLVANIA, INC.

and

THE BANKS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION
as Agent

and

PNC CAPITAL MARKETS LLC,
as Sole Lead Arranger and Sole Bookrunner

Dated as of June 3, 2025

3.11	Investment Company Act	46
3.12	Purpose of Loans	46
3.13	Environmental Matters	46
3.14	Ownership of the Borrower	47
3.15	Patents, Trademarks, etc.	47
3.16	Ownership of Property	47
3.17	Licenses, etc.	47
3.18	Labor Matters	47
3.19	Partnerships	47
3.20	No Material Misstatements	47
3.21	Sanctions and International Trade Laws	48
3.22	Anti-Corruption Laws	48
3.23	EEA Financial Institutions	48
3.24	Certificate of Beneficial Ownership	48
SECTION 4. CONDITIONS PRECEDENT; CLOSING		49
4.1	Conditions to Closing	49
4.2	Conditions to Each Loan	51
4.3	Closing	51
4.4	Amendment and Restatement of Existing Credit Agreement	51
SECTION 5. AFFIRMATIVE COVENANTS		52
5.1	Financial Statements	52
5.2	Certificates; Other Information	52
5.3	Payment of Obligations	53
5.4	Conduct of Business and Maintenance of Existence	53
5.5	Maintenance of Property; Insurance	53
5.6	Inspection of Property; Books and Records; Discussions	53
5.7	Notices	54
5.8	Environmental Laws	55
5.9	Taxes	55
5.10	Covenants of the Indenture	55
5.11	Guarantees of Obligations	55
5.12	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	56
5.13	Certificate of Beneficial Ownership and Other Additional Information	56
SECTION 6. NEGATIVE COVENANTS		56
6.1	Financial Covenants	56
6.2	Limitation on Certain Debt	56
6.3	Limitation on Liens	56
6.4	Limitations on Fundamental Changes	58
6.5	Limitation on Sale of Assets	58
6.6	Limitations on Acquisitions	59

2

6.7	Limitation on Distributions and Investments	59
6.8	Transactions with Affiliates	59
6.9	Sale and Leaseback	59
6.10	Fiscal Year	59
6.11	Continuation of or Change in Business	59
6.12	Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws	60
6.13	Distribution of Proceeds of Loans	60
SECTION 7. EVENTS OF DEFAULT		60
7.1	Events of Default	60
7.2	Remedies	62
SECTION 8. THE AGENT		64
8.1	Appointment	64
8.2	Delegation of Duties	64
8.3	Exculpatory Provisions	65
8.4	Reliance by Agent	66
8.5	Notice of Default	66
8.6	Non‑Reliance on Agent and Other Banks	66
8.7	Indemnification	67
8.8	Agent in its Individual Capacity	67
8.9	Successor Agent	67
8.10	Beneficiaries	68
8.11	USA Patriot Act; No Reliance on Agent’s Customer Identification Program	68
8.12	ERISA Matters	69
8.13	Erroneous Payments	70
8.14	No Advisory or Fiduciary Relationship	73
8.15	Agent May File Proofs of Claim	73
8.16	No Other Duties, Etc.	74
8.17	No Reliance on Agent’s Customer Identification Program	74
SECTION 9. MISCELLANEOUS		74
9.1	Amendments and Waivers	74
9.2	Notices	75
9.3	No Waiver; Cumulative Remedies	77
9.4	Survival of Representations and Warranties	78
9.5	Payment of Expenses and Taxes	78
9.6	Successors and Assigns	79
9.7	Confidentiality	82
9.8	Adjustments; Set‑off	83
9.9	Counterparts	84
9.10	Severability	84

3

9.11	Integration	84
9.12	GOVERNING LAW	84
9.13	Submission To Jurisdiction; Waivers	84
9.14	Acknowledgments	85
9.15	WAIVERS OF JURY TRIAL	85
9.16	USA PATRIOT ACT	85
9.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	85
9.18	Acknowledgement Regarding Any Supported QFCs	86
9.19	Mutual Negotiations	87

4

SCHEDULES

SCHEDULE I	Bank and Commitment Information
SCHEDULE 3.6	Existing Litigation
SCHEDULE 3.11	Regulatory Approvals
SCHEDULE 3.13	Environmental Matters
SCHEDULE 3.19	Interests in Partnerships
SCHEDULE 6.3	Existing Liens

EXHIBITS

EXHIBIT A	Form of Borrowing Request
EXHIBIT B-1	Form of Note
EXHIBIT B-2	Form of Swing Line Note
EXHIBIT C	Form of Assignment and Acceptance

5

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 3, 2025, by and among AQUA PENNSYLVANIA, INC., a Pennsylvania corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent (in such capacity, the “Agent”).

BACKGROUND

A.The Banks have made available to the Borrower a revolving credit facility in the maximum principal amount of $100,000,000 on the terms and conditions contained in that certain Amended and Restated Credit Agreement dated as of November 17, 2016 (as amended, amended and restated, supplemented or otherwise modified and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Borrower, the Banks and the Agent.

B.The Borrower, the Banks and the Agent desire to amend and to restate the terms of the Existing Credit Agreement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adjusted Revolving Credit Commitment Percentage”:  with respect to any non-Defaulting Bank, the quotient (expressed as a percentage) of such Bank’s aggregate Commitment divided by the aggregate Commitments of all non-Defaulting Banks.

“Affected Financial Institution”:  (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  this Second Amended and Restated Credit Agreement, as the same may be amended, supplemented, modified or restated from time to time, including all schedules and exhibits.

“Anti-Corruption Laws”:  (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K.  Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which the Borrower or any Guarantor is located or doing business.

“Anti-Money Laundering Laws”: (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which the Borrower or any Guarantor is located or doing business.

“Assignment and Acceptance”:  an assignment and acceptance entered into by a Bank and an assignee, and acknowledged by the Agent, in the form of Exhibit C or such other form as shall be approved by the Agent.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate”:  for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR,  plus 1.00%, so long as the Daily Simple SOFR is offered, ascertainable and not unlawful; provided,  however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.    Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.10(a) or Section 2.10(b), to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Borrowing”:  a Borrowing comprised of Base Rate Loans.

“Base Rate Loan”:  any Revolving Credit Loan bearing interest at a rate determined by reference to the Base Rate.

“Base Rate Option”:  the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms specified in Section 2.6(a).

“Benchmark Replacement”:  as defined in Section 2.10(d).

“Beneficial Owner”:  for the Borrower, each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (ii) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulations”:  means 31 C.F.R. § 1010.230.

“Blocked Property”: any property:  (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Banks,  the Agent of any applicable International Trade Law if the Banks or the Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower”:  as defined in the heading of this Agreement.

“Borrowing”:  a Swing Line Loan made by the Swing Line Bank or each group of Revolving Credit Loans of a single Type made by the Banks on a single date and, in the case of Term SOFR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request”:  a request made pursuant to Section 2.1(c) in the form of Exhibit A.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to be closed, or are in fact closed,  for business;  provided, that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

 “Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Certificate of Beneficial Ownership”:  for the Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by the Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority)

or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Class”:  when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Revolving Credit Loans or Swing Line Loans and, when used in reference to any Bank, refers to whether such Bank has any outstanding Revolving Credit Loans.

“Closing”:  as defined in  Section 4.3.

“Closing Date”:  as defined in  Section 4.3.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Bank, the obligation of such Bank to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I or in the Assignment and Acceptance pursuant to which such Bank becomes a party to this Agreement, as the same may be permanently terminated, reduced and extended from time to time pursuant to the provisions of Section 2.9 or changed by subsequent assignments pursuant to subsection 9.6(b).

“Commitment Percentage”:  as to any Bank at any time, the proportion (expressed as a percentage) that such Bank’s Commitment bears to the Total Commitment (or, at any time after the Commitments shall have expired or been terminated, the percentage which the amount of such Bank’s Loans constitutes of the aggregate amount of the Loans of the Banks then outstanding).

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering or International Trade Laws with respect to the conduct of a Covered Entity.

“Conforming Changes”:  with respect to the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Assets”:  at any time, the amount at which all assets (including, without duplication, the capitalized value of any leasehold interest under any Finance Lease) of the Borrower would be reflected on a consolidated balance sheet of the Borrower at such time.

“Consolidated EBIT”:  for any period, Consolidated Net Income for such period, plus the amount of income taxes and interest expense deducted from earnings in determining such Consolidated Net Income.

“Consolidated Funded Debt”:  at any time, all Debt of the Borrower determined on a consolidated basis consisting of, without duplication (a) borrowed money Debt, including without limitation capitalized lease obligations;(b) reimbursement obligations in respect of letters of credit, bank guarantees and the like; and (c) Debt in the nature of a Contingent Obligation, whether or not required to be reflected on a balance sheet of the Borrower in accordance with GAAP.

“Consolidated Interest Expense”:  for any period, the amount of cash interest expense deducted from earnings of the Borrower in determining Consolidated Net Income for such period in accordance with GAAP.

“Consolidated Net Income”:  for any fiscal period, net earnings (or loss) after income and other taxes computed on the basis of income of the Borrower for such period determined on a consolidated basis in accordance with GAAP, but excluding:

(a)the amount of any extraordinary items included in such calculation of net earnings (or loss);

(b)any gain or loss resulting from the write‑up or write‑off of fixed assets;

(c)earnings of any Subsidiary accrued prior to the date it became a Subsidiary;

(d)earnings of any Person, substantially all assets of which have been acquired in any manner, realized by such Person prior to the date of such acquisition; and

(e)any gain arising from the acquisition of any Securities of the Borrower or any Subsidiary thereof.

“Consolidated Shareholders’ Equity”:  at a particular date, the net book value of the shareholders’ equity of the Borrower as would be shown on a consolidated balance sheet at such time determined in accordance with GAAP.

“Contingent Obligation”:  with respect to any Person (for the purpose of this definition, the “Obligor”) any obligation (except the endorsement in the ordinary course of business of instruments for deposit or collection) of the Obligor guaranteeing or in effect guaranteeing any indebtedness of any other Person (for the purpose of this definition, the “Primary Obligor”) in any manner, whether directly or indirectly, including (without limitation) indebtedness incurred through an agreement, contingent or otherwise, by the Obligor:

(a)to purchase such indebtedness of the Primary Obligor or any Property or assets constituting security therefor;

(b)to advance or supply funds

(i)for the purpose of payment of such indebtedness (except to the extent such indebtedness otherwise appears on Borrower’s balance sheet as indebtedness), or

(ii)to maintain working capital or other balance sheet condition or any income statement condition of the Primary Obligor or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; or

(c)to lease Property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the Primary Obligor to make payment of the indebtedness or obligation.

For purposes of computing the amount of any Contingent Obligation, in connection with any computation of indebtedness or other liability, it shall be assumed that, without duplication, the indebtedness or other liabilities of the Primary Obligor that are the subject of such Contingent Obligation are direct obligations of the issuer of such Contingent Obligation.

“Contractual Obligation”:  as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Entity”:  (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent (rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a

Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debt”:  with respect to any Person, at any time, without duplication, all of (i) its liabilities for borrowed money, (ii) liabilities secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed), (iii) its liabilities in respect to Finance Leases; (iv) its liabilities under Contingent Obligations; and (v) all other obligations which are required by GAAP to be shown as liabilities on its balance sheet but excluding (x) deferred taxes and other deferred or long-term liabilities and other amounts not in respect of borrowed money and (y) the aggregate amount of accounts receivable sold, factored or otherwise transferred for value without recourse (other than for breach of representations).

“Debtor Relief Laws”:   the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

“Defaulting Bank”:  any Bank, as determined by the Agent, that has (a) failed to fund any portion of its Revolving Credit Loans or participations in Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Swing Line Bank or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans or participations in Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a Bail-In Action, or (iii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (it being understood that a Defaulting Bank shall cease to be a Defaulting Bank if the Borrower, the Agent and the Swing Line Bank shall each agree that such Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank).

“Distribution”:  in respect of any corporation, (a) dividends, distributions or other payments on account of any capital stock of the corporation (except distributions in common stock of such corporation); (b) the redemption or acquisition of such stock or of warrants, rights or other options to purchase such stock (except when solely in exchange for common stock of such corporation); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of capital stock of such corporation or any warrants or options to purchase any such stock.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“EEA Financial Institution”:  (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or public health, remediation of environmental conditions, or damages arising from such conditions, as now or may at any time hereafter be in effect.

“Equity to Capital Ratio”:  at the date of determination, the ratio of Consolidated Shareholders’ Equity to the sum of (i) Consolidated Funded Debt and (ii) Consolidated Shareholders’ Equity.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment”:  has the meaning assigned to it in Section 8.13(a).

“Erroneous Payment Deficiency Assignment”:  has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Impacted Class”:  has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Return Deficiency”:  has the meaning assigned to it in Section 8.13(d).

“Erroneous Payment Subrogation Rights”:  has the meaning assigned to it in Section 8.13(d).

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events specified in Section 7,  provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”:  as defined in Section 2.12(a).

“Existing Credit Agreement”:  as defined in the Background to this Agreement.

“Exposure”:  as to any Bank at any date, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Bank then outstanding and (b) the principal amount of such Bank’s  pro rata share of Swing Line Loans then outstanding based on its Commitment Percentage.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Fee Letter”:  the collective reference to the letter or letters from the Agent to the Borrower regarding certain fees payable by the Borrower, including, without limitation, the letter dated April 28, 2025.

“Fees”:  as defined in subsection 2.4(a).

“Finance Lease”:  at any time, a lease which the lessee is required to classify and account for as a finance lease in accordance with GAAP.

 “Foreign Bank”:  any Bank that is not created or organized under the Laws of the United States, any State thereof or the District of Columbia.

“GAAP”:  at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as applied to the public utility industry, as such principles shall be in effect on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined, subject to Section 1.3(b).

“Governmental Authority”:  the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Government Official”: any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, or any political party or official thereof.

“Guarantor”:  any Material Subsidiary which becomes a “Guarantor” after the date hereof pursuant to Section 5.11.

“Guaranty”:  any Guaranty Agreement entered into by a Guarantor pursuant to Section 5.11.

“Indenture”:  means the Indenture of Mortgage dated as of January 1, 1941 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as successor Trustee, as amended and supplemented.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Interest Coverage Ratio”:  at the date of determination, the ratio of Consolidated EBIT to Consolidated Interest Expense, in each case for the prior four (4) consecutive fiscal quarters.

“Interest Payment Date”:  (a) as to any Base Rate Loan or Swing Line Loan, the last day of each month, (b) as to any Term SOFR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Term SOFR Rate Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”:  with respect to any Term SOFR Rate Loan:

(i)initially the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower in their notice of borrowing or notice of conversion, given with respect thereto; and

(ii)thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)an Interest Period that otherwise would extend beyond the Termination Date shall end on the Termination Date; and

(iv)the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Term SOFR Rate Loan during an Interest Period for such Loan.

“International Trade Laws”: all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Investments”:  investments (by loan or extension of credit, purchase, advance, guaranty, capital contribution or otherwise) made in cash or by delivery of Property, by the Borrower (i) in any Person, whether by acquisition of stock or other ownership interest, indebtedness or other obligation or Security, or by loan, advance or capital contribution, or (ii) in any Property or (iii) any agreement to do any of the foregoing.

“Law”:  any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Finance Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”:  this Agreement, the Notes and any Guaranty.

“Loans”:  the collective reference to the Revolving Credit Loans and the Swing Line Loans.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Borrower and its subsidiaries taken as a whole.

“Material Adverse Effect”:  a material adverse effect on (a) the validity or enforceability of this Agreement or any other Loan Document, (b) the business, Property, assets, financial condition or results of operations of the Borrower, (c) the ability of the Borrower duly and punctually to pay its Debts and perform its obligations hereunder, or (d) the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Subsidiary”:  a Subsidiary of the Borrower the assets or net earnings of which, determined in accordance with GAAP, constitute more than 5% of the Borrower’s Consolidated Assets or Consolidated Net Income, as the case may be. As of Closing Date, the Borrower’s only Material Subsidiary is Aqua Pennsylvania Wastewater Inc., a Pennsylvania corporation.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, or pollutants or contaminants defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Banks”:  at any time, all Banks other than any Defaulting Banks at such time.

“Notes”:  the Revolving Credit Notes and the Swing Line Notes.

“Other Taxes”:  as defined in subsection 2.12(b).

“Overnight Bank Funding Rate”:  for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided,  further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent Company”:  Essential Utilities, Inc., a Pennsylvania corporation.

“Participant”:  as defined in Section 9.6(f).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition”:  an acquisition by the Borrower of the stock or assets of a Person engaged in businesses similar or incidental or ancillary to Borrower’s existing business, provided that at least 30 days prior to the consummation of any such acquisition for which cash consideration paid by the Borrower (including the assumption of Debt in connection therewith) exceeds $70,000,000, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date (assuming for purposes of the covenants contained in Section 6.1 that pro forma adjustments are made to the financial statements of the Borrower reflecting such acquisition; provided, that historical EBIT of the Person to be acquired (or the assets of which are to be acquired) shall be included for purposes of calculating such covenant compliance only if historical financial statements of such Person are received by the Agent at least 30 days prior to the consummation of such acquisition), and the Borrower shall have delivered to the Agent a certificate of a Responsible Officer showing calculations in reasonable detail demonstrating such pro forma compliance with the covenants contained in Section 6.1, and provided further, that any such acquisition for which cash consideration paid by the Borrower (including the assumption of Debt in connection therewith) exceeds $75,000,000, shall also have been consented to by the Required Banks.

“Permitted Investments”:  Investments in:

(a)one or more Material or Wholly-Owned Subsidiaries thereof;

(b)Property to be used in the ordinary course of business of the Borrower;

(c)current assets arising from the sale or purchase of goods and services in the ordinary course of business of the Borrower;

(d)direct obligations of the United States of America, or any agency or instrumentality thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

(e)certificates of deposit, time deposits or banker’s acceptances, maturing within one (1) year from the date of acquisition, with banks or trust companies organized under the laws of the United States, the unsecured long‑term debt obligations of which are rated “A3” or higher by Moody’s or “A-” or higher by S&P, and issued, or in the case of banker’s acceptance, accepted, by a bank or trust company having capital, surplus and undivided profits aggregating at least $250,000,000;

(f)commercial paper given the highest rating by either S&P or Moody’s maturing not more than 270 days from the date of creation thereof;

(g)mutual funds registered with the Securities and Exchange Commission under the Investment Company Act of 1940 that hold themselves out as “money market funds;”

(h)trade credit extended on usual and customary terms in the ordinary course of business;

(i)advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(j)Permitted Acquisitions; and

(k)other loans, advances and investments not exceeding in the aggregate $2,000,000 at any one time outstanding.

(l)investments in tax exempt obligations of any state of the United States of America, or any municipality of any such State, in each case rated “Aa2” or higher by Moody’s or “AA” or higher by S&P or an equivalent credit rating by another credit rating agency of recognized national standing, provided that such obligations mature or can be tendered by the holder within 365 days from the date of acquisition thereof; and

(m)investments in repurchase agreements.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission.

“PNC”:  PNC Bank, National Association, a national banking association.

“Prime Rate”:  the rate of interest per annum announced from time to time by Agent as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Agent and may not be tied to any external rate of interest or index; each change in the Prime Rate shall be effective on the date such change is announced as effective.

“Property”:  any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X”:  Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties”:   with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Compliance Event”:  (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Agent, any lead arranger, the Banks, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; or (c) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the representations and covenants herein that are specific to Anti-Corruption Law or International Trade Law.

“Reportable Event”:  any of the events set forth in Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC.

“Required Banks”:  at any time, (a) Banks (other than any Defaulting Bank) having more than 50% of the Commitments of the Banks (excluding any Defaulting Bank) or, after termination of the Commitments, the outstanding Loans (excluding any Defaulting Bank).

“Requirement of Law”:  as to any Person, the Certificate of Incorporation, By‑Laws, Operating Agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”:  an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  as to the Borrower, any officer of the Borrower.

“Revolving Credit Loans”:  the revolving loans made by the Banks to the Borrower pursuant to Section 2.1(a).  Each Loan shall be a Term SOFR Rate Loan or a Base Rate Loan.

“Revolving Credit Note”:  a promissory note of the Borrower in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Sanctioned Jurisdiction”: at any time, any country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person”: at any time, any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses  (a)  or (b) above.

“S&P”:  S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, or any successor thereto.

“Security”:  “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment”: ten (10) basis points (0.10%).

“SOFR Floor”:  a rate of interest per annum equal to zero basis points (0.00%).

“Solvent”:  as to any Person, as of the time of determination, the financial condition under which the following conditions are satisfied:

(a)the fair market value of the assets of such Person will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person; and

(b)the present fair saleable value of the Property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and

(c)such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are then conducted and are proposed to be conducted after the date thereof.

“Subsidiary”:  as to any Person, (i) any corporation, limited liability company, company or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock, interests, shares or similar items of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such person or one or more of such Person’s Subsidiaries, or any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, and (ii) any corporation, company, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s subsidiaries.  Unless otherwise indicated, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary of the Borrower.

“Supplemental Indenture”:  means the Sixty-Third Supplemental Indenture to the Indenture dated as of May 1, 2025.

“Swing Line Bank”:  PNC Bank, National Association, or any other Bank to which the Swing Line Commitment is assigned pursuant to the terms of Section 9.6.

“Swing Line Collateral Account”:  as defined in Section 2.17(b)(ii).

“Swing Line Commitment”:  the amount set forth opposite the Swing Line Bank’s name under the heading “Swing Line Commitment” on Schedule I hereto, as such amount may be reduced pursuant to Section 2.2(f).

“Swing Line Loans”:  as defined in Section 2.2(a).

“Swing Line Note”:  as defined in Section 2.2(c), as the same may be amended, supplemented or otherwise modified from time to time.

“Swing Line Repayment Date”:  as defined in Section 2.2(b).

“Taxes”:  as defined in Section 2.12(a).

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Rate”: with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Agent (rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Rate Borrowing”:  a Borrowing comprised of Term SOFR Rate Loans.

“Term SOFR Rate Loan”: a  Revolving Credit Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option”: the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms specified in Section 2.6(b).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Termination Date”:  the earlier of (a) June 1, 2026 or any later date to which the Termination Date shall have been extended pursuant to subsection 2.8(d) hereof and (b) the date the Commitments are terminated as provided herein.

“Total Commitment”:  at any time, the aggregate amount of the Banks’ Commitments, as in effect at such time.

“Total Exposure”:  at any time, the aggregate amount of the Banks’ Exposures at such time.

“Tranche”:  the collective reference to Term SOFR Rate Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same date).

“Type”:  when used in respect of any Revolving Credit Loan or Borrowing of Revolving Credit Loans, shall refer to the Rate by reference to which interest on such Revolving Credit Loan or on the Revolving Credit Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” shall include the Term SOFR Rate and the Base Rate.

“UK Financial Institution”:  any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”:  the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“USA Patriot Act”:  shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day”:  any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Wholly‑Owned Subsidiary”:  at any time, any Subsidiary one hundred percent (100%) of all of the equity Securities (except directors’ qualifying shares) and voting Securities of which are owned by any one or more of the Borrower at such time.

“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b)The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

1.3Construction.  (a) Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole, “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation.”  References in this Agreement to “determination” of or by the Agent or the Banks shall be deemed to include good faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good faith beliefs by the Agent or the Banks (in the case of qualitative determinations).  Whenever the Agent or the Banks are granted the right herein to act in their sole discretion or to grant or withhold consent such right shall be exercised in good faith, except as otherwise provided herein.  Except as otherwise expressly provided, all references herein to the “knowledge of” or “best knowledge of” the Borrower shall be deemed to refer to the knowledge of a Responsible Officer thereof.  The words “hereof,” “herein,” “hereunder”, “hereby” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(b)Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the annual financial statements referred to in Section 3.1(a).  Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4Benchmark Replacement Notification; Conforming Changes.  Section 2.10 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2. THE CREDITS

2.1Revolving Credit Loans.  (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make Revolving Credit Loans to the Borrower, at any time or from time to time on or after the date hereof and until the Termination Date or until the Commitment of such Bank shall have been terminated in accordance with the terms hereof, in an aggregate principal amount at any time outstanding which, when added to such Bank’s Commitment Percentage of the principal amount of Swing Line Loans then outstanding does not exceed such Bank’s Commitment subject, however, to the conditions that (i) at no time shall (x) the sum of the outstanding aggregate principal amount of all Loans made by all Banks exceed (y) the Total Commitment and (ii) the aggregate principal amount of all Revolving Credit Loans from any Bank exceed such Bank’s Commitment minus such Bank’s Commitment Percentage of the outstanding principal amount of all Swing Line Loans.  Such Commitments may be terminated or reduced from time to time pursuant to Section 2.8.  Within the foregoing limits, the Borrower may borrow, repay and reborrow under the Commitment on or after the date hereof and prior to the Termination Date, subject to the terms, provisions and limitations set forth herein.

(b)Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Banks ratably in accordance with their Commitment Percentages; provided,  however, that the failure of any Bank to make any Revolving Credit Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Revolving Credit Loan required to be made by such other Bank).  The Revolving Credit Loans comprising any Term SOFR Rate Borrowing shall be in a minimum aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments) and the Revolving Credit Loans comprising any Base Rate Borrowing shall be in a minimum aggregate principal amount of

$250,000 or a whole multiple of $50,000 in excess thereof (or an aggregate principal amount equal to the remaining balance of the available Commitments).  Each Borrowing of Revolving Credit Loans shall be comprised entirely of Term SOFR Rate Loans or Base Rate Loans, as the Borrower may request pursuant to Section 2.1.

(c)In order to request a Borrowing, the Borrower shall hand deliver or telecopy (or notify by telephone and promptly confirm by hand delivery or telecopy) to the Agent the information requested by the form of Borrowing Request attached as Exhibit A hereto (i) in the case of a Term SOFR Rate Borrowing, not later than 11:00 a.m., Philadelphia time, three Business Days before a proposed Borrowing and (ii) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Philadelphia time, on the day of a proposed Borrowing.  Such notice shall be irrevocable and shall in each case specify (x) whether the Borrowing then being requested is to be a Term SOFR Rate Borrowing or a Base Rate Borrowing; (y) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (z) if such Borrowing is to be a Term SOFR Rate Borrowing, the Interest Period with respect thereto.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period with respect to any Term SOFR Rate Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Agent shall promptly advise the Banks of any notice given pursuant to this Section 2.1 and of each Bank’s portion of the requested Borrowing.

2.2Swing Line Loans.  (a) Subject to the terms and conditions hereof, the Swing Line Bank may in its discretion make swing line loans (the “Swing Line Loans”) to the Borrower from time to time until the Termination Date or until the Swing Line Commitment is terminated in accordance with the terms hereof in the aggregate up to the amount of the Swing Line Commitment for periods requested by the Borrower and agreed to by the Swing Line Bank; provided, that, no Swing Line Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the Total Exposure would exceed the Total Commitment.  Within the foregoing limits, the Borrower may borrow, repay and reborrow under the Swing Line Commitment, subject to and in accordance with the terms and limitations hereof.

(b)The Borrower may request a Swing Line Loan to be made on any Business Day.  Each request for a Swing Line Loan shall be in writing (or by telephone promptly confirmed in writing) and delivered to the Swing Line Bank not later than 12:00 noon, Philadelphia time, on the Business Day such Swing Line Loan is to be made, specifying in each case (i) the amount to be borrowed, (ii) the requested borrowing date, (iii) whether the interest rate applicable to such Swing Line Loan is to be: (A) the Base Rate or (B) an interest rate mutually agreed upon by the Borrower and the Swing Line Bank and (iv) the date such Swing Line Loan is to be repaid (the “Swing Line Repayment Date”).  The request for such Swing Line Loan shall be irrevocable.  Provided that all applicable conditions precedent contained in Section 4.2 hereof have been satisfied, the Swing Line Bank may, not later than 4:00 p.m., Philadelphia time, on the date specified in the Borrower’s request for such Swing Line Loan, make such Swing Line Loan by crediting the Borrower’s deposit account with the Swing Line Bank.

(c)The obligation of the Borrower to repay the Swing Line Loans shall be evidenced by a promissory note of the Borrower dated the date hereof, payable to the order of the Swing Line Bank in the principal amount of the Swing Line Commitment and substantially in the form of Exhibit B‑2 (as amended, supplemented or otherwise modified from time to time, the “Swing Line Note”).

(d)Interest shall accrue on the outstanding principal balance of a Swing Line Loan at the interest rate chosen by the Borrower in accordance with Section 2.2(b) with respect to such Swing Line Loan and shall be payable on each applicable Interest Payment Date and upon the repayment of such Swing Line Loan.

(e)A Swing Line Loan shall be repaid on the earlier of (i) the Termination Date and (ii) the Swing Line Repayment Date for such Swing Line Loan.  Unless the Borrower shall have notified the Agent prior to 11:00 a.m., Philadelphia time, on such Swing Line Repayment Date that the Borrower intends to repay such Swing Line Loan with funds other than the proceeds of a Revolving Credit Loan, the Borrower shall be deemed to have given notice to the Agent requesting the Banks to make a Revolving Credit Loan which shall be a Base Rate Borrowing in accordance with Section 2.1 on the Swing Line Repayment Date in an aggregate amount equal to the amount of such Swing Line Loan plus interest thereon, and (A) subject to satisfaction or waiver of the conditions specified in Section 4.2, the Banks shall, on the Swing Line Repayment Date, make a Revolving Credit Loan which shall be a Base Rate Borrowing, in an aggregate amount equal to the amount of such Swing Line Loan plus interest thereon, the proceeds of which shall be applied directly by the Agent to repay the Swing Line Bank for such Swing Line Loan plus accrued interest thereon; and provided,  further, that if for any reason the proceeds of such Base Rate Borrowing are not received by the Swing Line Bank on the Swing Line Repayment Date in an aggregate amount equal to the amount of such Swing Line Loan plus accrued interest, the Borrower shall reimburse the Swing Line Bank on the day immediately following the Swing Line Repayment Date, in same day funds, in an amount equal to the excess of the amount of such Swing Line Loan over the aggregate amount of such Base Rate Borrowing, if any, received plus accrued interest thereon.

(f)Upon the making of a Swing  Line Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swing Line Loan), each Bank shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in such Swing Line Loan in proportion to its Commitment Percentage.  In the event that the Borrower shall fail to repay the Swing Line Bank as provided in Section 2.2(e) in an amount equal to the amount required under Section 2.2(e), the Agent shall promptly notify each Bank of the unpaid amount of such Swing Line Loan and of such Bank’s respective participation therein in an amount equal to such Bank’s Commitment Percentage of such Swing Line Loan.  Each Bank shall make available to the Agent for payment to the Swing Line Bank an amount equal to its respective participation therein (including without limitation its pro rata share of accrued but unpaid interest thereon), in same day funds, at the office of the Agent specified in such notice, not later than 11:00 a.m., Philadelphia time, on the Business Day after the date the Agent notifies each Bank.  In the event that any Bank fails to make available to the Agent the amount of such Bank’s participation in such unpaid amount as provided herein, the Swing Line Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at a rate per annum equal to the Base Rate for each day during the period between the Swing Line Repayment Date and the date on which such Bank makes available its participation in such unpaid amount.  The failure of any Bank to make available to the Agent its pro rata share of any such unpaid amount shall not relieve any other Bank of its obligations hereunder to make available to the Agent its pro rata share of such unpaid amount on the Swing Line Repayment Date.  The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.2(f) with respect to the unpaid amount of any Swing Line Loan, such Bank’s Commitment Percentage of all payments received by the Agent from the Borrower in repayment of such Swing Line Loan when such payments are received.  Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.2(f) shall have a direct right to repayment of such amounts from the Borrower subject to the procedures for repaying Banks set forth in this Section 2.2.  No amounts shall be due to any Bank in respect of any Swing Line Loan for any period prior to its funding of its participation in such Swing Line Loan.

(g)In the event the Commitments are terminated in accordance with Section 2.8 hereof, the Swing Line Commitment shall also be terminated automatically.  In the event the Borrower reduces the Total Commitment to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the Total Commitment.  In the event the Borrower reduces the Total Commitment to less than the outstanding principal amount of the Swing Line Loans, the Borrower shall immediately repay the amount by which the outstanding Swing Line Loans exceed the Swing Line Commitment as so reduced plus accrued interest thereon.

(h)At no time shall there be more than two outstanding Swing Line Loans.

(i)Each Swing Line Loan shall be in an original principal amount of $100,000 or multiples of $50,000 in excess thereof.

(j)The Borrower shall have the right at any time and from time to time to prepay any Swing Line Loan, in whole or in part, without premium or penalty, upon prior written, telecopy or telephonic notice to the Swing Line Bank given no later than 1:00 p.m., Philadelphia time, on the date of any proposed prepayment.  Each notice of prepayment shall specify the Swing Line Loan to be prepaid and the amount to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such amount on such date, with accrued interest thereon.

(k)In addition to making Swing Line Loans pursuant to the foregoing provisions of this Section 2.2, the Swing Line Bank may also make Swing Line Loans to the Borrower without the requirement for a specific request from the Borrower pursuant to Section 2.2(b) in accordance with the provisions of the agreements between the Borrower and the Swing Line Bank relating to the Borrower’s deposit, sweep and other accounts at the Swing Line Bank and related arrangements and agreements regarding the management and investment of Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements.  Swing Line Loans made pursuant to this Section 2.2(k) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.2(a), (ii) not be subject to the limitations as to number or individual amount set forth in Sections 2.2(h) and (i), (iii) be payable by the Borrower, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Termination Date), (iv) not be made at any time after the Swing Line Bank has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Banks, a Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Bank’s obligation to purchase and fund participating interests therein pursuant to Section 2.2(f), and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.2.

2.3General Provisions Regarding Loans.  (a) Subject to Section 2.3(b), each Bank shall make each Revolving Credit Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in Philadelphia, Pennsylvania, not later than 1:00 p.m., Philadelphia time, and the Agent shall by 3:00 p.m., Philadelphia time, credit the amounts so received to the general deposit account of the Borrower with the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Banks. Loans shall be made by the Banks pro rata in accordance with Section 2.14.  Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this paragraph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have made such portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing and (ii) in the case of such Bank, the Overnight Bank Funding Rate.  If such Bank shall repay to the Agent such corresponding amount, such amount shall constitute such Bank’s Revolving Credit Loan as part of such Borrowing for purposes of this Agreement.

(b)The Borrower may refinance all or any part of any Borrowing with any other Borrowing, subject to the conditions and limitations set forth herein and elsewhere in this Agreement.  Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.5 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Banks to the Agent or by the Agent to the Borrower; provided,  however, that (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, then such Bank shall pay such difference to the Agent for distribution to the Banks described in (ii) below, (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount agreed to be extended by such Bank in the refinancing, the Agent shall return the difference to such Bank out of amounts received pursuant to (i) above, and (iii) to the extent any Bank fails to pay the Agent amounts due from it pursuant to (i) above, any Revolving Credit Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.5 and shall be payable by the Borrower without prejudice to the Borrower’s rights against any such Bank.

(c)Each Bank may at its option fulfill its commitment hereunder with respect to any Term SOFR Rate Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Revolving Credit Loan; provided,  however, that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of the Agreement and the applicable Note and (B) the Borrower shall not be liable for increased costs under Sections 2.11 or 2.12 to the extent that (x) such costs could be avoided by the use of a different branch or Affiliate to make Term SOFR Rate Loans and (y) such use would not, in the judgment of such Bank, entail any significant additional expense for which such Bank shall not be indemnified hereunder or otherwise be disadvantageous to it; and

(d)All Borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, (A) the aggregate principal amount of the Revolving Credit Loans comprising each Tranche of Term SOFR Rate Loans shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (B) the Borrower shall not have outstanding at any one time more than in the aggregate five (5) separate Tranches of Term SOFR Rate Loans.

(e)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

2.4Fees.  (a) The Borrower agrees to pay to the Agent the fees at the times and in the amounts as are set forth in the Fee Letter (collectively, the “Fees”).

(b)All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

2.5Revolving Credit Notes; Repayment of Revolving Credit Loans.  The Revolving Credit Loans made by each Bank shall be evidenced by a single Revolving Credit Note duly executed on behalf of the Borrower, in substantially the form attached hereto as Exhibit B-1 with the blanks appropriately filled, payable to such Bank in a principal amount equal to the Commitment of such Bank.  Each Revolving Credit Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.6.  Each Bank shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to the relevant Revolving Credit Note held by such Bank (or on a continuation of such schedule attached to each such Revolving Credit Note and made a part thereof), or otherwise to record in such Bank’s internal records, an appropriate notation evidencing the date and amount of each Revolving Credit Loan of such Bank, each payment or prepayment of principal of any Revolving Credit Loan, and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans made by such Bank in accordance with the terms of the relevant Revolving Credit Note.  The outstanding principal balance of each Revolving Credit

Loan, as evidenced by the relevant Revolving Credit Note, shall be payable on the Termination Date.

2.6Interest on Revolving Credit Loans.  (a) Subject to the provisions of Section 2.7, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Base Rate.

(b)Subject to the provisions of Section 2.7, each Term SOFR Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Term SOFR Rate for the Interest Period in effect for such Loan plus the SOFR Adjustment plus seventy (70) basis points (0.70%).

(c)Interest on each Revolving Credit Loan shall be payable on each Interest Payment Date applicable to such Revolving Credit Loan; provided that, interest accruing on overdue amounts pursuant to Section 2.7 shall be payable on demand.  The Term SOFR Rate and the Base Rate shall be determined by the Agent, and such determination shall be conclusive absent error.

2.7Default Rate; Additional Interest.  To the extent not contrary to any Requirement of Law, upon the occurrence and during the continuation of an Event of Default, any principal, past due interest, fee or other amount outstanding hereunder shall, at the option of the Required Banks, bear interest for each day thereafter until paid in full (after as well as before judgment) at a rate per annum which shall be equal to two percent (2%) above the Base Rate (but in no event shall any such rate exceed the maximum rate permitted by any Requirement of Law).  The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk.

2.8Termination, Reduction, Extension of Commitments; Additional Banks.   (a) The Commitments shall be automatically terminated on the Termination Date.

(b)Subject to the last sentence of this paragraph, upon at least three Business Days’ prior irrevocable written or telecopy notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time permanently reduce, the Total Commitment.  Each partial reduction of the Total Commitment shall be in a minimum principal amount of $1,000,000 or in whole multiples of $500,000 in excess thereof, and no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Loans.

(c)Each reduction in the Total Commitment hereunder shall be made ratably among the Banks in accordance with their respective Commitment Percentages.  In connection with any reduction of the Total Commitment, the Borrower shall make any prepayment required under subsection 2.9(b).

(d)During the period beginning ninety days prior to the Termination Date then in effect and ending sixty days prior to such Termination Date, the Borrower may deliver to the Agent (which shall promptly transmit to each Bank) a notice requesting that the Commitments be extended for a 364 day period beyond the Termination Date then in effect.

Within thirty days after its receipt of any such notice, each Bank shall notify the Agent of its willingness or unwillingness so to extend its Commitment.  Any Bank that shall fail so to notify the Agent within such period shall be deemed to have declined to extend its Commitment.  If each (but only if each) Bank agrees to extend its Commitment, the Agent shall so notify the Borrower and each Bank, whereupon (i) the respective Commitments of the Banks shall without further act by any party hereto, be extended for a 364 day period beyond the Termination Date then in effect and (ii) the term “Termination Date” shall thereafter mean the last day of such period.  Any such extension shall be evidenced by a written agreement among the Agent, the Banks and the Borrower, such agreement to be in form and substance acceptable to the Agent, the Banks and the Borrower.  In the event that one or more Banks (each a “Non‑Electing Bank”) shall have declined or been deemed to have declined to extend its or their Commitment and Banks holding a majority in amount of the Commitments shall have notified the Agent of their desire to extend their Commitments, the Borrower shall have the right, but not the obligation, at its own expense, upon notice to each such Non‑Electing Bank and the Agent, to replace all (but not less than all) such Non‑Electing Banks (in accordance with and subject to the restrictions contained in Section 9.6) at any time before the twentieth (20th) day prior to the Termination Date with one or more assignees (each a “Replacement Bank”) willing to purchase the Non‑Electing Banks’ interests hereunder and to agree to extend its or their Commitment in accordance with the notice referred to in the first sentence of this clause (d).  In such event, each Non‑Electing Bank shall promptly upon request transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.6) all its interests, rights and obligations under this Agreement to the applicable Replacement Bank; provided,  however, that (i) no such assignment shall conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) the applicable Replacement Bank shall pay to the applicable Non‑Electing Bank in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Electing Bank hereunder and all other amounts accrued for such Non-Electing Bank’s account or owed to it hereunder (including any unpaid costs or expenses), and (iii) a Non‑Electing Bank shall not be required to sell its interests hereunder unless the Borrower has arranged for one or more Replacement Banks to acquire the interests of all other Non‑Electing Banks.  If, as a result of the foregoing, each Bank (including Replacement Banks, but excluding Non‑Electing Banks whose interests have been purchased as provided above) has agreed to extend its Commitment, the Commitments shall be extended as provided in clause (i) of the fourth sentence of this paragraph and the term Termination Date shall have the meaning set forth in clause (ii) in such fourth sentence of this clause (d).

(e)Any bank or financial institution becoming a party to this Agreement in compliance with the provisions of subsection 2.8(d) hereof shall execute and deliver to the Agent and the Banks and the Borrower a joinder and assumption agreement in form and substance satisfactory to the Agent.  Upon execution and delivery of such joinder such additional bank or financial institution shall be a party hereto and one of the Banks hereunder for all purposes, all as of the date of such joinder.  Simultaneously therewith the Borrower shall execute and deliver to such additional Bank an additional Note to the order of such additional Bank in an amount equal to the Commitment assumed by such additional Bank.

2.9Optional and Mandatory Prepayments of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (but in any event subject to Section 2.13), upon prior written, telecopy or telephonic notice to the Agent given no later than 11:00 a.m., Philadelphia time, one Business Day before any proposed prepayment; provided, however, that each such partial prepayment of a Term SOFR Rate Borrowing shall be in the principal amount of at least $500,000 or in whole multiples of $100,000 in excess thereof and each such partial prepayment of a Base Rate Borrowing shall be in the principal amount of at least $250,000 or in whole multiples of $50,000 in excess thereof.

(b)On the date of any termination or reduction of the Total Commitment pursuant to Section 2.8, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans then outstanding will not exceed the Total Commitment after giving effect to such termination or reduction.

Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein.  All prepayments under this Section on other than Base Rate Borrowings shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

2.10Term SOFR Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a)Unascertainable; Increased Costs.  If, at any time:

(i)the Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate cannot be determined pursuant to the definition thereof, or

(ii)the Required Banks determine that for any reason in connection with any request for a Term SOFR Rate Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Banks of funding, establishing or maintaining such Loan during the applicable Interest Period, and the Required Banks have provided notice of such determination to the Agent, then the Agent shall have the rights specified in subsection 2.10(c).

(b)Illegality.  If at any time any Bank shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan, or the determination or charging of interest rates based on the Term SOFR Rate, has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Agent shall have the rights specified in Section 2.10(c).

(c)Agent’s and Bank’s Rights.  In the case of any event specified in subsection 2.10(a) above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in subsection 2.10(b) above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Banks, in the case of such notice given by the Agent, or (ii) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to, renew or continue a  Term SOFR Rate Loan shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods) until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under subsection 2.10(a) and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option and the Term SOFR Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Bank notifies the Agent of a determination under subsection 2.10(b), the Borrower shall, subject to the Borrower’s indemnification obligations under Section 2.13, as to any Loan of the Bank to which a Term SOFR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.9.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

(d)Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an interest rate hedge agreement or contract shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(ii)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations.  The Agent will promptly notify the Borrower and the Banks of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a

Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate;  provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; or

(2)the sum of (A) the alternate benchmark rate that has been selected by the Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)a public statement or publication of information by a Governmental Authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.10(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.10(d) titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

2.11Requirements of Law.  (a) In the event that any Change in Law shall:

(i)subject any Bank or the Agent to any tax of any kind whatsoever with respect to this Agreement, any Note or Term SOFR Rate Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by any Bank);

(ii)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank; or

(iii)impose on any Bank or the relevant market any other condition, cost or expense affecting this Agreement or any Loan made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank or the Agent of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or the Agent, or to reduce the amount of any sum received or receivable by such Bank or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or the Agent, the Borrower will pay to such Bank or the Agent, such additional amount or amounts as will compensate such Bank or the Agent, for such additional costs incurred or reduction suffered; provided, that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage. Failure or delay on the part of any Bank or the Agent to demand compensation pursuant to this subsection shall not constitute a waiver of such Bank’s or the Agent’s right to demand such compensation; provided that the Borrower shall not be liable for any such amounts incurred or suffered by such Bank more than 180 days prior to the date of such Bank’s notification to the Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).  If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled.  A certificate explaining and detailing any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error.  If any such amount paid by the Borrower to such Bank is subsequently determined not to have been due and is refunded to such Bank, such Bank will reimburse the Borrower for amounts paid in respect of such refunded amount without interest (other than any interest paid by the relevant Governmental Authority with respect to such refunded amount).  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b)If any Bank determines that any Change in Law affecting such Bank or any lending office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Bank or the Loans made by, or participations in Swing Line Loans held by, such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank, such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.  If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Agent, of the event by reason of which it has become so entitled.  A certificate explaining and detailing any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(c)Each Bank agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Borrower of any additional amount under subsections 2.11(a) and (b); provided, however, that no Bank shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts.  Notwithstanding any other provision of this Section 2.11, no Bank shall apply the provisions of subsections 2.11(a) or (b) hereof with respect to the Borrower if it shall not at the time be the general policy or practice of the Bank exercising its rights hereunder to apply the provisions similar to those of this Section 2.11 to other borrowers in substantially similar circumstances under substantially comparable provisions of other credit agreements.

2.12Taxes.  (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto (other than Excluded Taxes) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent and each Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.  As used herein, the term “Excluded Taxes” shall mean, with respect to the Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Bank, any withholding tax (including under FATCA) that is imposed on amounts payable to such Foreign Bank at the time such Foreign Bank becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.12.

(b)In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)The Borrower shall indemnify the Agent and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) paid by the Agent or any Bank and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Agent or a Bank makes written demand therefor accompanied by a certificate explaining and detailing any such Taxes or Other Taxes paid by the Agent or such Bank which shall be conclusive in the absence of demonstrable error.

(d)Within 30 days after the date of any payment of any Taxes or Other Taxes by the Borrower, if available, the Borrower shall furnish to the Agent and each Bank, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(e)If the Agent or a Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes paid by the Borrower pursuant to subsections 2.12(a), (b) or (c), it shall pay to the Borrower an amount equal to such refund (but only to the extent of payments made by the Borrower under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Borrower, upon the request of such party, shall repay to such party the amount paid over pursuant to this Section 2.12(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this 2.12(e) in no event will such party be required to pay any amount to the Borrower pursuant to this 2.12(e) the payment of which would place such party in a less favorable net after-Tax position than it would have been in if the Tax or Other Tax paid by the Borrower and giving rise to such refund had not been deducted, withheld or otherwise imposed and the payments or additional amounts with respect to such Tax or Other Tax had never been paid.  This paragraph shall not be construed to require the Agent or any Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in subsections 2.12(a) through (d) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

(f)Each Bank that is created or organized under the Laws of the United States, any State thereof or the District of Columbia shall deliver to the Borrower and the Agent on or prior to the date on which such Person becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax.  Each Foreign Bank agrees that it will deliver to the Borrower and the Agent on or prior to the date on which such Person becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two completed originals of each of the following, as applicable; (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable, (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Foreign Bank claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Borrower and the Agent.  Such Bank shall certify, in the case of a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable or W-8IMY, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  If a payment made to a Foreign Bank would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including any notice described in Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent, as the case may be, to comply with their obligations under FATCA, to determine whether such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  If any form provided by a Foreign Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in subsection 2.12(a).  Each Bank shall deliver to the Borrower and the Agent, with respect to Taxes imposed by any Governmental Authority other than the United States of America, similar forms, if available (or the information that would be contained in similar forms if such forms were available), to the forms which are required to be provided under this subsection with respect to Taxes of the United States of America.

(g)Notwithstanding the foregoing subsections 2.12(a) through (e), the Borrower shall not be required to pay any additional amounts to any Bank in respect of United States withholding or backup withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with the requirements of subsection 2.12(f) (other than by reason of a Change in Law) or (ii) such Bank shall not have furnished the Borrower with such forms and documentation described in subsection 2.12(f) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

2.13Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Term SOFR Rate Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Term SOFR Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Term SOFR Rate Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  For the purpose of calculation of all amounts payable to a Bank under this Section, each Bank shall be deemed to have actually funded its relevant Term SOFR Rate Loan or Swing Line Loan through the purchase of a deposit bearing interest at the Term SOFR Rate or the applicable rate on such Swing Line Loan, as the case may be, in an amount equal to the amount of that Term SOFR Rate Loan or Swing Line Loan, as the case may be, and having a maturity comparable to the relevant Interest Period or applicable period for such Term SOFR Rate Loan or Swing Line Loan; provided, however, that each Bank may fund each of its Term SOFR Rate Loans and the Swing Line Bank may fund its Swing Line Loans in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this Section.

2.14Pro Rata Treatment, etc.  Except as required under Sections 2.2 and 2.10, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments, each refinancing of any Borrowing with a Borrowing of any Type and each conversion of Loans, shall be made pro rata among the Banks in accordance with their respective Commitment Percentages.  Each Bank agrees that in computing such Bank’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Bank’s percentage of such Borrowing to the next higher or lower whole dollar amount.

2.15Payments.  (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due in Dollars to the Agent at its offices at 1600 Market Street, Philadelphia, Pennsylvania, or at such other place as may be designated by the Agent, in immediately available funds.

(b)Whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

2.16Conversion and Continuation Options.  The Borrower shall have the right at any time upon prior irrevocable notice to the Agent (i) not later than 11:00 a.m., Philadelphia time, on the Business Day of conversion, to convert any Term SOFR Rate Loan to a Base Rate Loan, (ii) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion or continuation, (y) to convert any Base Rate Loan into a Term SOFR Rate Loan, or (z) to continue any Term SOFR Rate Loan as a Term SOFR Rate Loan for any additional Interest Period, and (iii) not later than 11:00 a.m., Philadelphia time, three Business Days prior to conversion, to convert the Interest Period with respect to any Term SOFR Rate Loan to another permissible Interest Period, subject in each case to the following:

(a)a  Term SOFR Rate Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;

(b)any portion of a Revolving Credit Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Term SOFR Rate Loan;

(c)no Term SOFR Rate Loan may be continued as such and no Base Rate Loan may be converted to a Term SOFR Rate Loan when any Default or Event of Default has occurred and is continuing;

(d)any portion of a Term SOFR Rate Loan that cannot be converted into or continued as a Term SOFR Rate Loan by reason of paragraph 2.16(b) or 2.16(c) automatically shall be converted at the end of the Interest Period in effect for such Revolving Credit Loan to a Base Rate Loan;

(e)if by the third Business Day prior to the last day of any Interest Period for Term SOFR Rate Loans, the Borrower has failed to give notice of conversion or continuation as described in this subsection, the Agent shall give notice thereof to the Banks and such Revolving Credit Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period; and

(f)each request by the Borrower to convert or continue a Revolving Credit Loan shall constitute a representation and warranty that each of the representations and warranties made by the Borrower herein is true and correct in all material respects on and as of such date as if made on and as of such date.

Accrued interest on a Revolving Credit Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion.

2.17Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)such Defaulting Bank, or the Exposure and Commitment Percentage of such Defaulting Bank, as applicable, shall not be included in determining whether all Banks or Required Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1), provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank;

(b)if any outstanding Swing Line Loans exist at the time a Bank becomes a Defaulting Bank then:

(i)such Defaulting Bank’s pro rata portion of such Swing Line Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Adjusted Revolving Credit Commitment Percentages but only to the extent the sum of (A) the Revolving Credit Loans of all Non-Defaulting Banks plus (B) all Non-Defaulting Banks’ Adjusted Revolving Credit Commitment Percentages of the aggregate principal amount of all outstanding Swing Line Loans then outstanding does not exceed the aggregate amount of the Commitments of all Non-Defaulting Banks;

(ii)to the extent that all or any part of such Defaulting Bank’s pro rata portion of Swing Line Loans cannot be reallocated pursuant to Section 2.17(b)(i), then the Borrower (A) shall, within 15 days following notice from the Agent until such Defaulting Bank ceases to be a Defaulting Bank under this Agreement, establish and, thereafter, maintain a special collateral account (the “Swing Line Collateral Account”) at the Agent’s office at the address specified pursuant to Section 9.2, in the name of the Borrower but under the sole dominion and control of the Agent, (B) grant to the Agent for the benefit of the Banks, solely as security for repayment of the unallocated portion of such Defaulting Bank’s Commitment Percentage of outstanding Swing Line Loans, a security interest in and to the Swing Line Collateral Account and any funds that may thereafter be deposited therein and (C) shall maintain in the Swing Line Collateral Account an amount equal to the unallocated portion of such Defaulting Bank’s Commitment Percentage of outstanding Swing Line Loans; and

(iii)the Swing Line Bank shall not be required to, but in its sole discretion may from time to time elect to, fund any Swing Line Loan, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the Non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(b)(ii).

(iv)any amount payable to a Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Bank to the Swing Line Bank hereunder, (iii) third, to the funding of any Revolving Credit Loan or the funding of any participating interest in any Swing Line Loan or in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; provided that, if an Event of Default shall have occurred and be continuing, any payments that would be made to the Borrower shall be applied by the Agent to the Loans and other obligations hereunder and under the other Loan Documents in such order as the Agent shall elect and (vi) sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a payment of the principal amount of any Revolving Credit Loans for which a Defaulting Bank has not fully funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, the remaining portion of such payment shall be applied solely to prepay the Revolving Credit Loans of, and reimbursement obligations owed to, all Non-Defaulting Banks pro rata prior to being applied to the prepayment of any Revolving Credit Loans of, or reimbursement obligations owed to, any Defaulting Bank.

(v)In the event that the Borrower, the Agent and the Swing Line Bank each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swing Line Loans of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment Percentage and on such date such Bank shall purchase at par such of the Revolving Credit Loans of the other Banks (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Bank to hold such Revolving Credit Loans in accordance with its Commitment Percentage, subject to the provisions of Section 2.13.

2.18Conforming Changes Relating to the Term SOFR Rate.  With respect to the Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Agent shall provide written notice to the Borrower and the Banks of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement, and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Bank that:

3.1Financial Condition.  (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2024 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, and the consolidated balance sheet as at March 31, 2025 and the statements of income and cash flow of the Borrower and its Subsidiaries for the three-month period ended March 31, 2025, copies of all of which have heretofore been furnished to each Bank, present fairly the consolidated financial condition of the Borrower as at such dates, and the consolidated results of its operations and its consolidated cash flows for the periods covered thereby.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.  Neither the Borrower nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, liability for taxes, or any long‑term lease or unusual forward or long‑term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.

(b)(i)As of the Closing Date and after giving effect to this Agreement and any Loans to be made on the Closing Date, the Borrower is Solvent.

(ii)The Borrower does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Debt.

3.2No Adverse Change.  Since December 31, 2024, there has been no development or event which has had a Material Adverse Effect.

3.3Existence; Compliance with Law.  The Borrower (a) is duly organized, and subsisting under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to transact business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law the non‑compliance with which would have a Material Adverse Effect.

3.4Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power, authority, and legal right, to make, deliver and perform this Agreement, the Notes and the other Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party.  No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Borrower) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents.  This Agreement has been, and each Note and other Loan Document will be, duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each Note and other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, voidable transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5No Legal Bar.  The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents by the Borrower, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of the Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6No Material Litigation.  Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or against any of the properties or revenues of the Borrower (a) with respect to this Agreement, the Notes or the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would have a Material Adverse Effect.

3.7No Default.  The Borrower is not in default under or with respect to any of its Contractual Obligations, including without limitation, those under the Indenture in any respect which would have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8Taxes.  The Borrower has filed or caused to be filed all tax returns which are required to be filed (or has obtained authorized extensions for such filings) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, as the case may be); no material tax Lien has been filed against the Borrower, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charges.

3.9Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U.  If requested by any Bank or the Agent, the Borrower will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U‑l referred to in said Regulation U.  No part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

3.10ERISA.

(a)Each Plan has complied in all respects with the applicable provisions of ERISA and the Code and has been administered in accordance with its terms, except to the extent that failure(s) to so comply, or to so administer the Plan, in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  No Reportable Event has occurred with respect to any Single Employer Plan which presents a material risk of termination of the Plan by the PBGC.  There have been no “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) in connection with which the Borrower or any Commonly Controlled Entity could be subject to any Material civil penalty under 502(i) of ERISA or any Material excise tax under Section 4975 of the Code.

(b)With respect to each Single Employer Plan maintained by the Borrower or a Commonly Controlled Entity, the adjusted funding target attainment percentage (within the meaning of Section 436(j)(2) of the Code) of each such Single Employer Plan, as of the close of the most recent plan year for such Plan as certified by the Plan’s actuary, is not less than eighty percent (80%).

(c)Neither the Borrower nor any Commonly Controlled Entity has incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.  To the best of Borrower’s knowledge, no Multiemployer Plan is Insolvent.

(d)The expected post-retirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 715-60 (formerly FASB Statement No. 106), without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Borrower and its Subsidiaries would not reasonably be expected to have a Material Adverse Effect.

3.11Investment Company Act.  Except as set forth on Schedule 3.11, the Borrower is not (a) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.12Purpose of Loans.  The proceeds of the Loans shall be used by the Borrower for refinancing existing indebtedness of the Borrower and the Borrower’s general working capital purposes including the financing of Permitted Acquisitions.

3.13Environmental Matters.  To the best knowledge of the Borrower, except as may be disclosed on Schedule 3.13, each of the representations and warranties set forth in paragraphs (a) through (d) of this subsection is true and correct with respect to each parcel of real property owned or operated by the Borrower:

(a)the Borrower does not have any knowledge of any claim nor has it received any written notice of any claim, and no proceeding has been instituted of which it has received written notice, raising any claim against the Borrower or any of its real properties now or formerly owned, leased or operated by it, or other assets, alleging damage to the environment or any violation of or liability arising under any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b)the Borrower does not have knowledge of any facts which would give rise to any claim, public or private, for violation of or liability arising under Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties or to operation of other assets now or formerly owned, leased or operated by it or for its use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(c)the Borrower has not stored any Materials of Environment Concern on real properties now or formerly owned, leased or operated by it, and has not disposed of or released any Materials of Environment Concern in a manner that may give rise to liability under any Environmental Laws and in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(d)all buildings on all real properties now owned, leased or operated by the Borrower are and have been constructed, maintained and operated in a manner that will not give rise to liability under applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

3.14Ownership of the Borrower.  As of the Closing Date the Borrower is a wholly-owned Subsidiary of the Parent Company.

3.15Patents, Trademarks, etc.    The Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights or licenses therefor and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted.  To the Borrower’s best knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Borrower in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person so as to have a Material Adverse Effect.  There is not pending or, to the Borrower’s knowledge, threatened any claim or litigation against or affecting the Borrower contesting its right to sell or use any such product, process, method, substance, part or other material.

3.16Ownership of Property.  The Borrower has good and marketable fee simple title to or valid leasehold interests in all real property owned or leased by the Borrower (except in the case of certain properties not material to its business as to which its title was obtained by quit-claim or special warranty deed), and good title to all of its personal property subject to no Lien of any kind except Liens permitted hereby.  The Borrower enjoys peaceful and undisturbed possession under all of its respective material leases.

3.17Licenses, etc.  The Borrower has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, easements, rights of way and other rights, consents and approvals which are necessary for the operation of its business as presently conducted, except where the failure to obtain and hold such rights, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

3.18Labor Matters.  The Borrower has not, within the last five years, suffered any strikes, walkouts, work stoppages or other labor difficulty involving a material number of employees which in any case had a Material Adverse Effect, and to the best of the Borrower’s knowledge, there are no such events which could reasonably be expected to have a Material Adverse Effect now threatened.

3.19Partnerships.  Except as disclosed on Schedule 3.19, as of the Closing Date, the Borrower is not a partner in any partnership or in any joint venture.

3.20No Material Misstatements.  To the best of the Borrower’s knowledge, no information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Agent or any Bank in connection with the negotiation of this Agreement or any Note or other Loan Document or included therein contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading, where such misstatement or omission would in the Borrower’s judgment be material to the interests of the Banks with respect to the Borrower’s performance of its obligations hereunder.

3.21Sanctions and International Trade Laws.  Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity:  (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws.  No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters.  Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws.  Each Loan Party represents and warrants that there is no Blocked Property pledged as collateral.

3.22Anti-Corruption Laws.  Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business.  No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters.  Each

Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

3.23EEA Financial Institutions.  The Borrower is not an EEA Financial Institution.

3.24Certificate of Beneficial Ownership.  If the Borrower qualifies as a legal entity customer under the Beneficial Ownership Regulations, the Certificate of Beneficial Ownership for the Borrower executed and delivered to the Agent and the Banks on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

All of the foregoing representations and warranties shall survive the execution and delivery of the Notes and the making by the Banks of the Loans hereunder.

SECTION 4. CONDITIONS PRECEDENT; CLOSING

4.1Conditions to Closing.  The agreement of each Bank to enter into this Agreement and make its initial Loan hereunder is subject to the satisfaction, immediately prior to or concurrently with such Loans, of the following conditions precedent:

(a)Loan Documents.  The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Bank, (ii) for the account of each Bank, a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower and (iii) for the account of the Swing Line Bank, the Swing Line Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(b)Corporate Proceedings of the Borrower.  The Agent shall have received a copy of the resolutions or other corporate proceedings or action, in form and substance satisfactory to the Agent, taken on behalf of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party, and (ii) the borrowings contemplated hereunder, certified by a Responsible Officer of the Borrower as of the Closing Date, which certificate shall state that such resolutions, or other proceedings or action thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Agent.

(c)Representations and Warranties True; No Default.  The representations and warranties of the Borrower contained in Section 3 hereof shall be true and accurate on and as of the Closing Date in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and the Borrower shall have performed and complied with all covenants and conditions hereof; and no Event of Default or Default under this Agreement shall have occurred and be continuing or shall exist.

(d)Corporate Documents.  The Agent shall have received, with a counterpart for each Bank, true and complete copies of (i) the articles of incorporation and bylaws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by a Responsible Officer of the Borrower; and (ii) good standing certificates issued by the Secretaries of State (or the equivalent thereof) of each state in which the Borrower has been formed or is required to be qualified to transact business no earlier than thirty days prior to the Closing Date.

(e)Incumbency.  The Agent shall have received a written certificate dated the Closing Date by a Responsible Officer of the Borrower as to the names and signatures of the officers of the Borrower authorized to sign this Agreement and the other Loan Documents.  The Agent may conclusively rely on such certificate until it shall receive a further certificate by a Responsible Officer of the Borrower amending such prior certificate.

(f)Intentionally Omitted.

(g)Fees.  The Borrower shall have paid or caused to be paid to the Agent (i) all Fees then due hereunder and (ii) all other fees and expenses due and payable hereunder on or before the Closing Date (if then invoiced), including without limitation the reasonable fees and expenses of counsel to the Agent.

(h)Legal Opinion.  The Agent shall have received the executed legal opinion of the General Counsel of the Borrower and the executed legal opinion of Dilworth Paxson LLP,   in each case addressed to the Agent and the Banks and satisfactory in form and substance to the Agent and its counsel covering such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require.  The Borrower hereby directs such counsel to deliver such opinion, upon which the Banks and the Agent may rely.

(i)No Material Adverse Change.  There shall be no material adverse change in the business, operations, Property or financial or other condition of the Borrower nor any material change in the management of the Borrower or an event which would cause or constitute a Material Adverse Effect; and there shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed on behalf of the Borrower by a Responsible Officer to each such effect.

(j)No Litigation.  No action, proceeding, investigation, regulation or legislation shall have been instituted, or to the knowledge of the Borrower, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

(k)Evidence of Insurance.  The Borrower shall have provided to each of the Banks copies of the evidence of insurance required by subsection 5.5(b).

(l)Intentionally Omitted.

(m)Evidence of Regulatory Approval.  The Borrower shall have provided to the Agent a copy of each and every authorization, permit, consent, and approval of and other actions by, and notice to and filing with, every Governmental Authority which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents, if any.

(n)Certificate of Beneficial Ownership; USA PATRIOT Act Diligence.  The Agent and each Bank shall have received, in form and substance acceptable to the Agent and each Bank an executed Certificate of Beneficial Ownership (if applicable) and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)Additional Documents.  The Agent shall have received such additional documents, certificates and information as the Agent may require pursuant to the hereof or as the Agent may otherwise reasonably request.

4.2Conditions to Each Loan.  The agreement of each Bank to make any Loan requested to be made by it on any date (including, without limitation, the first such Loan hereunder) is subject to the satisfaction of the following conditions precedent:

(a)Representations and Warranties.  Each of the representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)No Contravention of Law.  The making of the Loans shall not contravene any Requirement of Law applicable to the Borrower or any of the Banks.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

4.3Closing.  The closing (the “Closing”) of the transactions contemplated hereby shall take place on June 3, 2025.  The date on which the Closing shall be completed is referred to herein as the “Closing Date”.

4.4Amendment and Restatement of Existing Credit Agreement.

(a)This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1 hereof (or waiver in accordance with Section 9.1), the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. It is the express intent of the parties hereto that this Agreement is entered into in substitution for, and not in payment of, the obligations of the Borrower under the Existing Credit Agreement and is in no way intended to constitute a novation of any of the Borrower’s indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents. Upon the effectiveness hereof (I) all “Revolving Credit Loans” (as defined in the Existing Credit Agreement) and “Swing Line Loans” (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Revolving Credit Loans or Swing Line Loans, as applicable, under (and shall be governed by the terms of) this Agreement and, with respect to Revolving Credit Loans, shall either have the same Interest Periods as in effect under the Existing Credit Agreement or an Interest Period of one month as determined by the Agent in consultation with the Borrower, (II) all obligations under the Existing Credit Agreement or any Loan Document with any Bank which are outstanding on the Closing Date and are not being paid on such date shall continue as obligations under this Agreement and the other Loan Documents, (III) the Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Bank’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that such Bank’s pro rata share of the outstanding Revolving Credit Loans hereunder reflect such Bank’s pro rata share of the outstanding aggregate Revolving Credit Loans on the Closing Date based on its Commitment Percentage, and (IV) each Bank under this Agreement agrees to waive any right to compensation under Section 2.13 in connection with the reallocation and transactions described above.

(b)On the Closing Date, (i) each Bank shall be deemed, without further action of any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in each Swing Line Loan (as defined in the Existing Credit Agreement) in proportion to such Bank’s Commitment Percentage of such Swing Line Loan on the terms provided in Section 2.2(f) and (ii) to the extent necessary, each Bank shall fund Revolving Credit Loans (or receive payment of its “Revolving Credit Loans”, as defined in the Existing Credit Agreement) such that the Revolving Credit Loans of each of the Banks on the Closing Date are equal to its Commitment Percentage of the Revolving Credit Loans of all of the Banks outstanding on the Closing Date.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid, or any other amount is owing to any Bank or the Agent hereunder, the Borrower shall:

5.1Financial Statements.  Furnish to each Bank (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each such fiscal quarter and statements of income for the period from the beginning of such fiscal year to the end of such fiscal quarter, and (ii) within 120 days after the end of each fiscal year a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each fiscal year and statements of income, statements of retained earnings and cash flow for such fiscal year.  All financial statements will be prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior periods, such annual financial statements to be certified by independent certified public accountants selected by the Borrower and reasonably acceptable to the Agent, without (x) any exception or qualification arising out of the restricted or limited nature of the examination made by such accountants or (y) a “going concern” or like qualification, exception or emphasis (other than any qualification, exception or emphasis with respect to or resulting from an upcoming scheduled final maturity of any Debt or associated with a financial covenant).

5.2Certificates; Other Information.  Furnish to each Bank:

(a)concurrently with the delivery of the financial statements referred to in subsection 5.1, a certificate on behalf of the Borrower executed by a Responsible Officer, (i) showing in detail the calculations supporting such statements in respect of Section 6.1; and (ii) stating that, to the best of his or her knowledge, the Borrower during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and the other Loan Documents applicable to it and that he or she obtained no knowledge of any Default or Event of Default except as specifically indicated;

(b)on or prior to February 15 of each fiscal year, a budgeted balance sheet, income statement and statement of cash flow for the current fiscal year; and

(c)promptly, such additional financial and other information as any Bank or the Agent may from time to time reasonably request.

5.3Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (x) in the case of indebtedness other than that described in subsection 7.1(f), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or (y) where the failure so to pay such indebtedness is in the normal course of the Borrower’s business as now conducted and would not have a Material Adverse Effect.

5.4Conduct of Business and Maintenance of Existence.  Subject to Section 6.4 hereof, continue to engage in business of the same general type as now conducted by it and, except to the extent that failure to do so would not have a Material Adverse Effect, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, trademarks, trade names, licenses, franchises and other authorizations necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

5.5Maintenance of Property; Insurance.  (a) Maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties material or necessary to its business, and from time to time make or cause to be made all appropriate repairs, renewals or replacements thereof; provided, however, that this Section shall not prevent the Borrower from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect on its business, operations, affairs, financial condition, property or assets, taken as a whole.

(b)Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker’s compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self‑insurance to the extent customary.  The Borrower shall deliver at the request of the Agent from time to time a summary schedule indicating all insurance then in force with respect to the Borrower.

5.6Inspection of Property; Books and Records; Discussions.  (a) Permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts (including those of its Affiliates) with its officers, all in such detail and at such times and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection.  In the event Required Banks desire to conduct an audit of the Borrower (to which the Borrower hereby consents), such Banks shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

(b)Maintain and keep proper books of record and account which enable the Borrower and the Parent Company to issue financial statements in accordance with GAAP and as otherwise required by applicable Requirements of Law, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

5.7Notices.  Promptly, upon the Borrower becoming aware, give notice to the Agent and each Bank of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of the Borrower, including, without limitation, the Indenture, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

(c)any litigation or proceeding which, if adversely determined, would have a Material Adverse Effect;

(d)the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which presents a material risk of termination of the Plan by the PBGC, (ii) any withdrawal from, or the termination or Insolvency of any Multiemployer Plan, (iii) the adjusted funding target attainment percentage (within the meaning of Section 436(j)(2) of the Code) with respect to any Single Employer Plan maintained by the Borrower or a Commonly Controlled Entity is certified by the Single Employer Plan’s actuary to be less than eighty percent (80%) or deemed by operation of Section 436 of the Code in the absence of such certification to be less than eighty percent (80%), or (iv) the institution of proceedings or the taking of any action by the PBGC or the Borrower or any Commonly Controlled Entity or any

Multiemployer Plan with respect to the termination of any Single Employer Plan in a distress termination under Section 4041(c) of ERISA or the withdrawal from or the termination or Insolvency, of any Multiemployer Plan;

(e)an event which has had a Material Adverse Effect; and

(f)the occurrence of a Reportable Compliance Event.

Each notice pursuant to this subsection shall be accompanied by a statement of the Borrower, executed on its behalf by a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8Environmental Laws.  (a) Comply with, and require compliance by all tenants and to the extent possible, all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and to the extent possible, all subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws except to the extent that failure to so comply or obtain or maintain such documents would not have a Material Adverse Effect.

(b)Except as set forth in Schedule 3.13, comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws except to the extent that failure to so comply would not have a Material Adverse Effect.

(c)Defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability arising under any Environmental Laws applicable to the real property owned or operated by or the operations of the Borrower, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the negligence or willful misconduct of any of the foregoing enumerated parties as determined by a final order of a court of competent jurisdiction.

5.9Taxes.  Pay when due all taxes, assessments and governmental charges imposed upon it or any of its properties or that it is required to withhold and pay over, except where contested in good faith and where adequate reserves have been set aside to the extent required under GAAP.

5.10Covenants of the Indenture.  Comply at all times with the covenants contained in the Indenture, as last supplemented by the Supplemental Indenture, without regard to any amendment of or supplement to the Indenture occurring after May 1, 2025.

5.11Guarantees of Obligations.  It is the intent of the parties hereto that all of the obligations of the Borrower hereunder shall be unconditionally guaranteed by all of its Material Subsidiaries to the maximum extent permitted under any Requirement of Law applicable to any such Material Subsidiary.  Accordingly, (a) the Borrower will cause Aqua Pennsylvania Wastewater, Inc. within 30 days of the Closing Date (or such longer period as the Agent may agree in its sole discretion), to and (b) if any other Subsidiary is a Material Subsidiary after the date hereof then the Borrower will promptly notify the Agent of such Material Subsidiary and promptly, but in any event within 30 days (or such longer period as the Agent may agree in its sole discretion), cause such Material Subsidiary to, in the case of both (a) and (b) above, (i) execute and deliver a Guaranty Agreement in form and substance satisfactory to the Agent pursuant to which such Material Subsidiary will become a “Guarantor” hereunder, and guarantee the obligations of the Borrower hereunder and under the Notes and other Loan Documents and (ii) deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.1 on the Closing Date or as the Agent shall have reasonably requested.

5.12Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws.  (a) immediately notify the Agent and each of the Banks in writing upon the occurrence of a Reportable Compliance Event; (b) [reserved]; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

5.13Certificate of Beneficial Ownership and Other Additional Information.  Provide to the Agent and the Banks:  (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership, if any, provided to the Agent and Banks; (ii) if applicable, a new Certificate of Beneficial Ownership, in form and substance acceptable to the Agent and each Bank, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Agent or any Bank from time to time for purposes of compliance by the Agent or such Bank with applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Bank to comply therewith.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, the Borrower shall not directly or indirectly:

6.1Financial Covenants.

(a)Equity to Capital Ratio.  Permit as of the end of any fiscal quarter the Equity to Capital Ratio to be less than thirty eight percent (38%).

(b)Interest Coverage Ratio.  Permit as of the end of any fiscal quarter the Interest Coverage Ratio to be less than 1.8 to 1.

6.2Limitation on Certain Debt.  Except for the Loans and Commitments under the Loan Documents, at any time enter into, assume or suffer to exist lines of credit or comparable extensions of credit from one or more commercial banks (or their Affiliates) under which the Borrower has incurred or may incur aggregate Debt in excess of $15,000,000.

6.3Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, including, without limitation, the stock of its Subsidiaries, whether now owned or hereafter acquired, except for:

(a)The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not materially impair the ability of the Borrower to perform its obligations hereunder or under the other Loan Documents:

(A)Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(B)Claims, Liens or encumbrances upon, and defects of title to, real or personal property including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; and

(C)Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(b)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(c)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Borrower;

(d)easements, rights‑of‑way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not interfere with the ordinary conduct of the business of the Borrower;

(e)Liens which were in existence on the date hereof and shown on Schedule 6.3 and replacements, extensions or replacements thereof;

(f)Liens on assets acquired by the Borrower in acquisitions permitted by Section 6.6 (which liens were in existence at the time of such acquisitions and were not created in anticipation thereof; provided that, any such Lien does not by its terms cover any property or assets after the time of such acquisition which were not covered immediately prior thereto (other than the proceeds of such property or assets));

(g)Liens upon real property, which property was acquired after the Closing Date by the Borrower, each of which Liens existed on such property before the time of its acquisition or was created to finance, refinance or refund the cost (including the cost of construction) of the respective property; provided,  however, that no such Lien shall extend to or cover any accounts receivable or inventory under any circumstances or any property of the Borrower other than the respective property so acquired and improvements thereon, and the principal amount of indebtedness secured by any such Lien shall not exceed the fair market value of the respective property at the time it was acquired;

(h)Finance Leases as and to the extent permitted under this Agreement;

(i)purchase money security interests on capital equipment purchased in the ordinary course of business;

(j)Liens granted to secure indebtedness to the Pennsylvania Infrastructure Invesment Authority for the purchase of capital assets,  to the extent such Liens are also permitted under the Indenture;

(k)the Lien of the Indenture and other Liens in connection with the issuance of industrial revenue bonds or pollution control bonds, to the extent such Liens are permitted under the Indenture; and

(l)in addition to the Liens permitted by the preceding subparagraphs (a) through (k), inclusive, of this Section 6.3, Liens securing Debt of the Borrower provided that the aggregate principal amount of Debt secured by Liens pursuant to this Section 6.3(l) shall not exceed $10,000,000.

6.4Limitations on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets except:

(a)the Borrower may merge into the Parent Company, so long as the Parent Company is the surviving entity;

(b)any corporation or limited liability company (other than the Parent Company) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation); and

(c)a merger in connection with a Permitted Acquisition in accordance with Section 6.6 in which the surviving entity is the Borrower;

provided that, immediately after each such transaction and after giving effect thereto, the Borrower is in compliance with this Agreement and no Default or Event of Default shall be in existence or result from such transaction.

6.5Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold interests), whether now owned or hereafter acquired, except:

(i)obsolete or worn out property disposed of in the ordinary course of business;

(ii)the sale of inventory or other assets, or the licensing of intellectual property, in each case in the ordinary course of business;

(iii)any sale, transfer or lease of assets (i) which are replaced by like-kind assets or (ii) the proceeds of the sale of which are used within one-hundred and twenty (120) days of such sale to purchase like-kind assets;

(iv)any sale, transfer or lease of assets the proceeds of the sale of which are used to permanently reduce the Commitments; and

(v)in addition to the above subsections 6.5(i) through 6.5(iv), inclusive, any such conveyances, sales, leases, assignments, transfers or other disposals, the aggregate amount of which for any fiscal year does not exceed 5% of the Borrower’s Consolidated Shareholders’ Equity as at the end of the immediately preceding fiscal year.

6.6Limitations on Acquisitions.  Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, or make or permit any investment or acquire any interest whatsoever in, any other Person, except for Permitted Acquisitions.

6.7Limitation on Distributions and Investments.  (a) At any time make (or incur any liability to make) or pay any Distribution in respect of the Borrower (other than a Distribution payable to the Parent Company) unless as of the declaration date of any such Distribution and after giving effect to the declaration or payment of any such Distribution as if made on the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Banks pursuant to Section 5.1 (or, prior to the first delivery of such financial statements, Section 3.1(a)), no Default or Event of Default would exist; or

(b)Make any Investments other than Permitted Investments.

6.8Transactions with Affiliates.  Except as expressly permitted in this Agreement, directly or indirectly enter into any transaction or arrangement whatsoever or make any payment to or otherwise deal with any Affiliate (other than transactions among the Borrower and its Subsidiaries not involving any other Affiliate of the Borrower), except, as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms not materially less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower.

6.9Sale and Leaseback.  Except if reasonably contemporaneous with the Borrower’s purchase, enter into any arrangement with any Person providing for the leasing by the

Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

6.10Fiscal Year.  Permit its Fiscal Year to end on a day other than December 31.

6.11Continuation of or Change in Business.  Discontinue any substantial part, or change the nature of, the existing business activities of the Borrower, or engage in any business either directly or through any Subsidiary except for businesses in which the Borrower is engaged on the date of this Agreement and any business activities directly related, similar or incidental or ancillary to such existing businesses.

6.12Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws.  Do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to:  (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Agent, any lead arranger, any Bank, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; or (c) repay the Loans with Blocked Property or funds derived from any unlawful activity.

SECTION 7. EVENTS OF DEFAULT

7.1Events of Default.  If any of the following events shall occur and be continuing:

(a)The Borrower shall fail to pay when due any principal of any Note, or shall fail to pay within five (5) days after the date when due any interest, Fees or other amount payable hereunder; or

(b)Any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)The Borrower shall default in the observance or performance of any agreement contained in Section 5.12,  Section 5.13 or in Section 6 or any representation or warranty contained in Section 3.21 or Section 3.22 is or becomes false or misleading at any time; or

(d)The Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a), (b) or (c) of this Section 7.1) or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after notice of such default is given by the Agent; or

(e)One or more judgments or decrees shall be entered against the Borrower or any Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within thirty (30) days from the entry thereof; or

(f)The Borrower shall (i) default in the payment of any amount due under any Debt of the Borrower in excess of $10,000,000 in the aggregate (other than the Notes), beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement contained in any such Debt or in any instrument or agreement evidencing, securing or relating thereto beyond any applicable notice and grace period, or any other event shall occur the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Debt to become due and payable prior to its stated maturity or any such Debt is declared to be due and payable prior to its stated maturity unless such default, event or declaration referred to in this subparagraph (ii) is waived or cured to the satisfaction of such other party as demonstrated to the satisfaction of the Agent by the Borrower prior to the Agent taking any action under Section 7.2 in respect of such occurrence; or

(g)(i) The Borrower or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process on a claim in excess of $10,000,000 against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)(i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the adjusted target attainment percentage (within the meaning of Section 436(j)(2) of the Code) with respect to any Single Employer Plan maintained by the Borrower or Commonly Controlled Entity is certified by the Single Employer Plan’s actuary to be less than eighty percent (80%) or deemed by operation of Section 436 of the Code in the absence of such certification to be less than eighty percent (80%), (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination by action of the PBGC or any court of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan, if any, shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or a Commonly Controlled Entity should completely or partially withdraw from a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i)Any change in control of the Borrower shall occur (as used herein, the term “change in control” means either (A) any change in ownership of any class of stock or capital stock generally of the Borrower which would result in a change or transfer in the power to control the election of a majority of the board of directors or in other indicia of majority voting control to persons or entities other than those persons who have such majority voting control on the Closing Date or (B) a decrease in such persons’ right to vote at shareholders’ meetings to an aggregate level less than 51%); or

(j)Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged and thereby deprive or deny the Banks and the Agent the intended benefits thereof or they shall thereby cease substantially to have the rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(k)A notice of lien or assessment in excess of $2,000,000 is filed of record with respect to all or any part of the Borrower’s or any Guarantor’s assets having a value of at least that amount by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal, or other governmental agency, including, without limitation, the PBGC, becomes payable and the same is not paid, vacated, bonded or stayed pending appeal within thirty (30) days after the same becomes payable; or

(l)The Borrower ceases to be Solvent; or

(m)Except as otherwise permitted in this Agreement, the Borrower ceases to conduct its business as contemplated or the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business so as to cause or result in a Material Adverse Effect, and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof.

7.2Remedies.  (a) If an Event of Default specified under subsections 7.1(a) through (f) or (h) through (m) shall occur and be continuing, the Banks shall be under no further obligation to make Loans hereunder, and the Agent upon the request of the Required Banks shall by written notice to the Borrower, terminate the Commitments and the Swing Line Commitment and/or declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other obligations of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

(b)If an Event of Default specified under subsections 7.1(g) hereof shall occur, the Commitments and the Swing Line Commitment shall immediately terminate and the Banks shall be under no further obligations to make Loans hereunder, and the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other obligations of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

(c)If an Event of Default shall occur and be continuing, any Bank to whom any obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.6 hereof and any branch, subsidiary or Affiliate of such Bank or Participant shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set off against and apply to the then unpaid balance of all the Loans and all other obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, Subsidiary or Affiliate, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts or other accounts established solely for the benefit of parties other than the Borrower) with such Bank or Participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Bank or the Agent.

(d)Notwithstanding any provision herein to the contrary or in the other Loan Documents, any proceeds received by the Agent from any payment made by the Borrower under this Agreement or the other Loan Documents after the Commitments and the Swing Line Commitment have been terminated, or received by the Agent from the foreclosure, sale, lease, collection upon, realization of or other disposition of any collateral which may have been provided to the Agent for the obligations of the Borrower hereunder after the Commitments and the Swing Line Commitment have been terminated (including without limitation insurance proceeds), shall be applied by the Agent as follows, unless otherwise agreed by all the Banks:

(i)first, to reimburse the Agent for out‑of‑pocket costs, expenses and disbursements, including without limitation reasonable attorneys’ fees and legal expenses, incurred by the Agent in connection with collection of any obligations of the Borrower under any of the Loan Documents;

(ii)second, to accrued and unpaid interest on the Loans;

(iii)third, to the principal amount of the Loans then outstanding;

(iv)fourth, to fees payable under this Agreement or any of the other Loan Documents (ratably according to the respective amounts then outstanding);

(v)fifth, to the repayment of all other indebtedness then due and unpaid of the Borrower to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise (ratably according to the respective amounts then outstanding); and

(vi)the balance, if any, as required by law.

(e)Each Bank agrees that (i) if at any time it shall receive the proceeds of any collateral or any proceeds thereof or (ii) if after the Commitments and the Swing Line Commitment have been terminated it shall receive any payment on account of the Loans or any other amounts owing hereunder or under the other Loan Documents (in either case other than through application by the Agent in accordance with subsection 7.2(d)), it shall promptly turn the same over to the Agent for application in accordance with the terms of subsection 7.2(d).

(f)In addition to the other rights and remedies contained in this Agreement or in the other Loan Documents, the Loans shall, at the Required Banks’ option, bear the interest rates provided in Section 2.7 hereof.

(g)In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable law, all of which rights and remedies shall be cumulative and non‑exclusive, to the extent permitted by law.  The Agent may, and upon the request of the Required Banks shall, exercise all post‑default rights granted to it and the Banks under the Loan Documents or applicable law.

SECTION 8. THE AGENT

8.1Appointment.  Each Bank hereby irrevocably designates and appoints PNC as the Agent of such Bank under this Agreement.  Each such Bank irrevocably authorizes the Agent, as the agent for such Bank to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Agent agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

8.2Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the facilities hereunder as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3Exculpatory Provisions The Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents or as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 9.1 and 7.2); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower or a Bank.

(c)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

8.4Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from Bank prior to the making of such Loan.

8.5Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

8.6Non‑Reliance on Agent and Other Banks.  Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank.  Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or Affiliates.

8.7Indemnification.  The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction.  The agreements in this Section 8.7 shall survive the payment of the Notes and all other amounts payable hereunder.

8.8Agent in its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though it was not the Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent, and the terms “Bank” and “Banks” shall include the Agent in its individual capacity.

8.9Successor Agent.

(a)The Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Banks shall have the right, subject (so long as no Potential Default or Event of Default has occurred and is continuing) to the approval of the Borrower (which approval shall not be unreasonably withheld), to appoint a successor, which shall be a bank with an office in Pennsylvania or New York, or an Affiliate of any such bank with an office in Pennsylvania or New York.  If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Banks) (the “Resignation Effective Date”), then the retiring

Agent may (but shall not be obligated to), on behalf of the Banks, appoint a successor Agent; provided that in no event shall any such successor Agent be a Defaulting Bank.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time, if any, as the Required Banks appoint a successor Agent as provided for above.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c)After any retiring Agent’s resignation as Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.10Beneficiaries.  Except as expressly provided herein, the provisions of this Section 8 are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing their functions and duties under this Agreement the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

8.11USA Patriot Act; No Reliance on Agent’s Customer Identification Program.  (a) Each Bank or assignee or participant of a Bank that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

(b)Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

8.12ERISA Matters.

(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Agent and their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b)In addition, unless either (1)  sub-clause (i)  in the immediately preceding Section 8.12(a) is true with respect to a Bank or (2) a  Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding Section 8.12(a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent, any lead arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i)none of the Agent or any of their Affiliates is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any other documents related hereto or thereto),

(ii)the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iii)the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv)no fee or other compensation is being paid directly to the Agent or any of their Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Agent hereby informs the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

8.13Erroneous Payments.

(a)If the Agent notifies a Bank or any Person who has received funds on behalf of a Bank (any such Bank or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Bank, or any Person who has received funds on behalf of a Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.13(b).

(c)Each Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Bank from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Bank at any time, (i) such Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any Notes evidencing such Loans to the Borrower or the Agent, (ii) the Agent as the assignee Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Bank shall become a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Bank and (iv) the Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Bank and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Bank under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Loans or other obligations hereunder or under the other Loan Documents owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.13 shall survive the resignation or replacement of the Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loans or other obligations hereunder or under the other Loan Documents (or any portion thereof) under any Loan Document.

8.14No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any arranger, any bookrunner, the Agent or any Bank is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any arranger, any bookrunner, the Agent, or any Bank has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by any arranger, any bookrunner, the Agent, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and any arranger, any bookrunner, the Agent, and the Banks, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of any arranger, any bookrunner, the Agent, and the Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of any arranger, any bookrunner, the Agent, and the Banks has any obligation to the Borrower or any of the Borrower’s Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) any arranger, any bookrunner, the Agent, and the Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of any arranger, any bookrunner, the Agent, and the Banks has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of any arrangers, any bookrunner, the Agent, and the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.15Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations hereunder or under the other Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Section 9.5) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 9.5.

8.16No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Bank hereunder.

8.17No Reliance on Agent’s Customer Identification Program.  Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law, or any International Trade Law, including any programs involving any of the following items relating to or in connection with the Borrower, any Guarantor, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

SECTION 9. MISCELLANEOUS

9.1Amendments and Waivers.  Except as set forth in Section 2.10(d), neither this Agreement, any Note or any other Loan Document, nor any terms hereof of thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection.  With the written consent of the Required Banks, the Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Banks or of the Borrower hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or the other Loan

Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly (a) reduce the amount or extend the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any Fees payable to any Bank hereunder, or change the duration or amount of any Bank’s Commitment, in each case without the consent of the Bank affected thereby or (b) amend, modify or waive any provision of this Section 9.1 or reduce the percentages specified in the definition of Required Banks or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents or subordinate, or have the effect of subordinating, the Loans and other obligations hereunder to any other Debt for borrowed money, in each case without the written consent of all the Banks, (c) amend, modify or waive any provision of Section 2.2 without the written consent of the then Swing Line Bank or (d) amend, modify or waive any provision of Section 8 without the written consent of the then Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Furthermore, notwithstanding the foregoing: (a) the Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Bank or the Required Banks in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (b) no consent with respect to any amendment, modification, waiver or supplement of this Agreement or any other Loan Document shall be required of any Defaulting Bank,  except as provided in Section 2.17 and (c) in the case of any amendment, modification, waiver or supplement referred to in the proviso of the first paragraph of this Section 9.1, no consent with respect to any amendment, modification, waiver or supplement of this Agreement or any other Loan Document shall be required of any Bank that receives payment in full of the principal of and interest accrued on each Loan made by such Bank, and all other amounts owing to or accrued for the account of such Bank under this Agreement and the other Loan Documents, at the time such amendment, modification, waiver or supplement becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, modification, waiver or supplement.

9.2Notices.  (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including electronic transmission, facsimile transmission or posting on a secured web site), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission notice, when sent during normal business hours with electronic confirmation or otherwise when received, or in the case of electronic transmission, when received and in the case of posting on a secured web site, upon receipt of (i) notice of such posting and (ii) rights to access such web site, addressed as follows in the case of the Borrower and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

djschuller@essential.co
Borrower:	Aqua Pennsylvania, Inc. 762 W. Lancaster Avenue Bryn Mawr, PA 19010-3489 Attention: Daniel J. Schuller, Executive Vice President and Chief Financial Officer Email: djschuller@essential.co
with a copy to:	Aqua Pennsylvania, Inc. 762 West Lancaster Avenue Bryn Mawr, PA 19010 Attention: Christopher P. Luning Executive Vice President and General Counsel

(provided that failure to send a copy of any notice to said counsel shall in no way affect, limit or invalidate any notice sent to the Borrower or the exercise of any of the Banks’ or the Agent’s rights or remedies pursuant to a notice sent to the Borrower.)

The Agent or the Swing Line Bank:	PNC Bank, National Association 1000 Westlakes Drive, Suite 300 Berwyn, PA 19312 Attention: Domenic D’Ginto Facsimile: (610) 725-5799
and
PNC Agency Services One PNC Plaza 249 Fifth Avenue 22nd Floor Pittsburgh, PA 15222 Attention: Agency Services Facsimile: (412) 762-8672

provided that any notice, request or demand to or upon the Agent, the Swing Line Bank or the Banks pursuant to Sections 2.1,  2.2,  2.8 or 2.9 shall not be effective until received.

(b)Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent,  provided that the foregoing shall not apply to notices to any Bank pursuant to Article 2 if such Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Banks by posting the Communications on the Platform.

(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein which is distributed to the Agent, any Bank by means of electronic communications pursuant to this Section, including through the Platform.

9.3No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

9.5Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out‑of‑pocket costs and expenses incurred in connection with any amendment, supplement or modification to this Agreement, the Notes, the other Loan Documents and any other documents prepared in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel to the Agent (which counsel may or may not include employees of the Agent), (b) to pay or reimburse each Bank and the Agent for all of their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent (which counsel may or may not include employees of the Agent) and to the several Banks, and (c) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any (other than Taxes expressly excluded from the definition of Taxes in Section 2.12 and Taxes for which the Borrower has no liability under subsection 2.12(c)) which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, and, incident to a Default or Event of Default, the performance and administration, of this Agreement, the Notes, the other Loan Documents and any such other documents or the transactions contemplated hereby or thereby or any action taken or omitted under or in connection with any of the foregoing including all out-of-pocket expenses incurred by the Agent or any Bank (including reasonable fees, charges and disbursements of any counsel for the Agent or any Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to the Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or any such Bank as determined by a final non-appealable judgement of a court of competent jurisdiction.  The Borrower shall be given notice of any claim for indemnified liabilities and shall be afforded a reasonable opportunity to participate in the defense, compromise or settlement thereof.  The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

To the fullest extent permitted by applicable law, none of the parties hereto shall assert, or permit any of its controlled Affiliates to assert, and each party hereto hereby waives, any claim on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby; provided that nothing in this paragraph shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Section 9.5, including such indemnity and reimbursement obligations with respect to any special, indirect, consequential or punitive damages arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any indemnitee by any third party.

9.6Successors and Assigns.  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Banks that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  The Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Bank.

(b)Each Bank may, in accordance with applicable law, assign all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment or the Swing Line Commitment, and the Loans at the time owing to it and the Notes held by it); provided,  however, that (i) each such assignment shall be to a Bank or Affiliate thereof, or, with the written consent of the Agent and, prior to the occurrence of an Event of Default, of the Borrower (each such consent not to be unreasonably withheld or delayed) to one or more banks or other financial institutions, (ii) the amount of each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (except in the case of an assignment by any Bank to one of its Affiliates), (iv) any assignment of the Swing Line Commitment may be made only to a Bank which holds a Commitment hereunder and must be of the entire Swing Line Commitment and (v) each such assignment of Revolving Credit Loans and all or any portion of a Bank’s Commitment shall be of a constant, and not a varying, percentage of the assigning Bank’s Commitment and Revolving Credit Loans then outstanding.  Upon acceptance and recording pursuant to paragraph (d) of this Section 9.6, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11,  2.12,  2.13 and 9.5 (to the extent that such Bank’s entitlement to such benefits arose out of such Bank’s position as a Bank prior to the applicable assignment)).  Notwithstanding subsection 9.6(b)(i), after the Commitments and the Swing Line Commitments have been terminated, any Bank may, with the written consent of the Agent (such consent not to be unreasonably withheld or delayed), assign its interests, rights and obligations under this Agreement and the other Loan Documents to any entity other than the Borrower or an Affiliate thereof (whether or not an entity described in clause (i) above), it being understood that the provisions of subsection 9.6(b) (other than clause (i) thereof), shall continue to apply to any such assignment.

(c)[Reserved]

(d)The Agent shall maintain at its offices in Philadelphia, Pennsylvania a copy of each Assignment and Acceptance and the names and addresses of the Banks, and the Commitment and/or the Swing Line Commitment of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Banks may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(e)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee together with the Note or Notes subject to such assignment, the processing and recordation fee referred to in paragraph (b) above, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Banks.  Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered original Note(s), (x) a new Revolving Credit Note to the order of such assignee in an amount equal to the portion of the Commitment assumed by it pursuant to such Assignment and Acceptance and, if applicable, a new Swing Line Note to the order of such assignee in an amount equal to the Swing Line Commitment and, (y) if the assigning Bank has retained a Commitment, a new Revolving Credit Note to the order of such assigning Bank in a principal amount equal to the applicable Commitment retained by it.  Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes; such new Notes shall be dated the date of the surrendered Notes which they replace and shall otherwise be in substantially the form of Exhibit B-1 or Exhibit B-2 hereto, as appropriate.  Canceled Notes shall be returned to the Borrower.

(f)Each Bank may without the consent of the Borrower or the Agent sell participations to one or more banks or other entities (each a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or Swing Line Commitment and the Loans owing to it and the Notes held by it); provided,  however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, (v) in any proceeding under the Bankruptcy Code such Bank shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Bank whether for its own account or for the account of any Participant and (vi) such Bank shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or the Note or Notes held by such Bank other than any such amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest and which is described in subsection 9.1(a) hereof.  Each Bank that sells a participation will, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank has any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register are conclusive absent manifest error, and such Bank must treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent has no responsibility for maintaining a Participant Register for any other Bank.

(g)If amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in Section 9.8.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11,  2.12,  2.13 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Bank selling the participation would have been entitled to receive in respect of the amount of the participation transferred by such Bank to such Participant had no such transfer occurred.

(h)If any Participant is organized under the laws of any jurisdiction other than the United States or any state thereof, the Bank selling the participation, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the Bank selling the participation (for the benefit of such Bank, the other Banks, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the Bank selling the participation with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of such Bank, the other Banks, the Agent and Borrower) that it will deliver the tax forms and other documents required to be delivered pursuant to Section 2.12 and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

(i)Any Bank may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Bank from any of its obligations hereunder.

9.7Confidentiality.  The Banks agree that they will maintain all information and financial statements provided to them or otherwise obtained by them with respect to the Borrower and its Subsidiaries confidential and that they will not disclose the same or use it for any purposes; provided that nothing herein shall prevent any Bank from disclosing any such information (a) to the Agent or any other Bank or any affiliate thereof, (b) to any prospective assignee or participant in connection with any assignment or participation (or prospective assignment or participation) of Loans permitted by this Agreement, (c) to its employees, directors, agents, attorneys, accountants and other professional advisers, provided that any such person is advised by such Bank that such information is subject to the confidentiality limitations of this Section, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Bank, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that the Borrower has (unless prohibited by the terms of any such order or requirement) been advised at least ten (10) days (or if such is not possible or practicable, such lesser number of days as is possible or practicable under the circumstances) prior to such disclosure of the existence of such order or requirement, (f) which has been publicly disclosed other than in breach of this Agreement, (g) in connection with the exercise of any remedy hereunder or under the Notes, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or (i) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from the Borrower or Subsidiary of Borrower relating to the Borrower or any Subsidiary of Borrower or any Guarantor or their businesses, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower or Subsidiary of Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from the Borrower or Subsidiary of Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

9.8Adjustments; Set‑off.  (a) If any Bank (a “benefited Bank”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in subsection 7.1(g) or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans, or interest thereon, being paid in respect of Loans being repaid simultaneously therewith or Loans required hereby to be paid proportionately such benefited Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loan, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Bank so purchasing a portion of another Bank’s Loan may exercise all rights of payment (including, without limitation, rights of set‑off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b)In addition to any rights and remedies of the Banks provided by law, upon the occurrence of an Event of Default, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Borrower.  Each Bank agrees promptly to notify the Borrower and the Agent after any such set‑off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set‑off and application.

9.9Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and each of the Banks.

9.10Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11Integration.  This Agreement represents the agreement of the Borrower, the Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the Notes or the other Loan Documents.

9.12GOVERNING LAW.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS HAVE BEEN EXECUTED IN THE COMMONWEALTH OF PENNSYLVANIA AND SAID DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

9.13Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement, the Notes or the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania located in Montgomery and Philadelphia Counties, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at the address set forth in Section 9.2 for the Borrower or at such other address of which the Agent shall have been notified pursuant thereto; and

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.14Acknowledgments.  The Borrower hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Loan Documents;

(b)neither the Agent nor any Bank has any fiduciary relationship to the Borrower, and the relationship between the Agent and the Banks, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

(c)no joint venture exists among the Banks or between the Borrower and the Banks.

9.15WAIVERS OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.

9.16USA PATRIOT ACT.  Each Bank that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the USA Patriot Act.

9.17Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.18Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for interest rate hedge agreements or contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Commonwealth of Pennsylvania and/or of the United States or any other state of the United States):

(i)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii)As used in this Section 9.18, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a)“covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)“covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.19Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AQUA PENNSYLVANIA, INC. By:/s/ Brian Dingerdissen Name: Brian Dingerdissen Title: Vice President Financial Planning & Analysis and Treasurer
PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Bank By: /s/ Domenic D’Ginto Name: Domenic D’Ginto Title: Managing Director
CITIZENS BANK, N.A. By:/s/ Timothy Whalen Name: Timothy Whalen Title: Vice President
THE HUNTINGTON NATIONAL BANK By:/s/ Nolan Woodbury Name: Nolan Woodbury Title: Associate Director

NG-58S8J20W #4917-6479-2381

Schedule I

Bank and Commitment Information

Bank	Commitment	Swing Line Commitment
PNC Bank, National Association 1000 Westlakes Drive Suite 300 Berwyn, PA 19312 Attention: Domenic D’Ginto	$50,000,000	$10,000,000
Citizens Bank, N.A. 610 W. Germantown Avenue Plymouth Meeting, PA 19462 Attention: Leslie Broderick	$25,000,000	N/A
The Huntington National Bank 310 Grant Street, 2nd Floor Pittsburgh PA 15219 Attention: Chris Olsen	$25,000,000	N/A

Schedule I

Schedule 3.6

Existing Litigation

None.

Schedule 3.6

Schedule 3.11

Regulatory Approvals

None.

Schedule 3.11

Schedule 3.13

Environmental Matters

Schedule 3.13

Schedule 3.19

Interests in Partnerships

None.

Schedule 3.19

Schedule 6.3

Existing Liens

A.Indenture of Mortgage dated as of January 1, 1941 from the Borrower to the Bank of
New York Mellon Trust Company, N.A., as current trustee thereunder, as amended and supplemented.

Schedule 6.3

EXHIBIT A

FORM OF
BORROWING REQUEST

PNC Bank, National Association

as Agent for the

Banks referred to below

PNC Agency Services

One PNC Plaza

249 Fifth Avenue

22nd Floor

Pittsburgh, PA  15222

Attention:  Agency Services

[Date]

Ladies and Gentlemen:

The undersigned, Aqua Pennsylvania, Inc. (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of June 3, 2025 (as amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the Banks party thereto and PNC Bank, National Association as Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  The Borrower hereby gives you notice pursuant to Section 2.1 of the Agreement that it requests a Borrowing under the Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)
(B)	Principal Amount of Borrowing [1]	$
(C)	Interest rate basis [2]
(D)	Interest Period and the last day thereof

Upon acceptance of any or all of the Revolving Credit Loans made by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.2 of the Agreement have been satisfied.

A-1

Very truly yours,

AQUA PENNSYLVANIA, INC.

By:

Title:

__________________________

1Not less than $500,000 or a whole multiple of $100,000 in excess thereof for a Term SOFR Rate Borrowing nor less than $250,000 or a whole multiple of $50,000 in excess thereof for a Base Rate Borrowing.

2Term SOFR Rate Loan or Base Rate Loan.

A-2

EXHIBIT B-1

NOTE

$[_]Philadelphia, Pennsylvania

[Date]

FOR VALUE RECEIVED, the undersigned, AQUA PENNSYLVANIA, INC. (the “Borrower”), hereby promises to pay to the order of ___________________ (the “Bank”), at the office of PNC Bank, National Association (the “Agent”), at 1600 Market Street, Philadelphia, PA 19103, on the Termination Date, the lesser of the principal sum of ___________ ___________ Dollars ($__________) and the aggregate unpaid principal amount of all Loans made by the Bank to the Borrower pursuant to Section 2.1 of the Amended and Restated Credit Agreement dated as of June 3, 2025, among the Borrower, the Banks party thereto and the Agent (as amended, modified, extended or restated from time to time, the “Agreement”), in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on the dates determined pursuant to the Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates determined as set forth in the Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof may be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided,  however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligations of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Agreement.

[This Note amends, restates and supersedes a prior note of the Borrower payable to the Bank, dated ___________________ (the “Prior Note”).  This Note shall in no way extinguish the Borrower’s unconditional obligation to repay all indebtedness evidenced by the Prior Note, is given in substitution for and not as payment of the Prior Note and is in no way intended to constitute a novation of the Prior Note.]

This Note is one of the Notes referred to, in evidences indebtedness incurred under, and is entitled to the benefits of the Agreement.  The Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and

B-1-1

mandatory prepayments of the principal hereof prior to the maturity hereof, for a higher rate of interest hereunder after an Event of Default and for the amendment or waiver of certain provisions of the Agreement, all upon the terms and conditions therein specified.  This Note shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania and any applicable laws of the United States of America.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

AQUA PENNSYLVANIA, INC.

By:

Name:

Title:

B-1-2

Loans and Payments

Date	Amount of Loan	Interest Rate	Interest Period	Payments		Unpaid Principal Balance of Note	Name of Person Making Notation
				Principal	Interest

B-1-3

EXHIBIT B-2

SWING LINE NOTE

$10,000,000Philadelphia,  Pennsylvania

June 3, 2025

FOR VALUE RECEIVED, the undersigned, AQUA PENNSYLVANIA, INC. (the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), at the office of the Agent (as hereinafter defined), at 1600 Market Street, Philadelphia, PA 19103, in accordance with the terms of the Agreement (as hereinafter defined), the lesser of the principal sum of Ten Million Dollars ($10,000,000) and the aggregate unpaid principal amount of all Swing Line Loans made by the Bank to the Borrower pursuant to Section 2.2 of the Amended and Restated Credit Agreement dated as of June 3, 2025, among the Borrower, the Banks party thereto and PNC Bank, National Association, as agent for the Banks (the “Agent”) (as amended, modified, extended or restated from time to time, the “Agreement”), in lawful money of the United States of America in same day funds, and to pay interest from the date hereof on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on the dates determined pursuant to the Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates determined as set forth in the Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Swing Line Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof may be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided,  however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligations of the Borrower to make payments of principal and interest in accordance with the terms of this Swing Line Note and the Agreement.

[This Note amends, restates and supersedes a prior note of the Borrower payable to the Bank, dated ___________________ (the “Prior Note”).  This Note shall in no way extinguish the Borrower’s unconditional obligation to repay all indebtedness evidenced by the Prior Note, is given in substitution for and not as payment of the Prior Note and is in no way intended to constitute a novation of the Prior Note.]

B-2-1

This Swing Line Note is the Swing Line Note referred to in, evidences indebtedness incurred under, and is entitled to the benefits of the Agreement.  The Agreement, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof, for a higher rate of interest hereunder after an Event of Default and for the amendment or waiver of certain provisions of the Agreement, all upon the terms and conditions therein specified.  This Swing Line Note shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania and any applicable laws of the United States of America.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

AQUA PENNSYLVANIA, INC.

By:

Name:

Title:

B-2-2

Loans and Payments

Date	Amount of Loan	Interest Rate	Swing Line Repayment Date	Payments		Unpaid Principal Balance of Note	Name of Person Making Notation
				Principal	Interest

B-2-3

EXHIBIT C

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date specified below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 5Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions specified in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if specified herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and Swing Line Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and

____________________________

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

6Select as appropriate.

7Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-2-1

assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:______________________________

______________________________

2.Assignee[s]:______________________________

______________________________

[Assignee is an [Affiliate][Approved Fund] of [identify Bank]

3.Borrower(s):AQUA PENNSYLVANIA INC.

4.Administrative Agent: PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.Credit Agreement:The $100,000,000 Credit Agreement dated as of June 3, 2025 among Aqua Pennsylvania, Inc., the Banks parties thereto, PNC Bank, National Association, as Agent, and the other agents parties thereto

6.Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/ Loans for all Banks[11]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.[Trade Date:______________]13

________________________________

8  List each Assignor, as appropriate.

9  List each Assignee, as appropriate.

10 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

11 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Specified, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

13 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

B-2-2

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms specified in this Assignment and Assumption are hereby agreed to:

Title:
ASSIGNOR[S][14] [NAME OF ASSIGNOR] By:______________________________ Title:
[NAME OF ASSIGNOR] By:______________________________ Title:
ASSIGNEE[S][15] [NAME OF ASSIGNEE] By:______________________________ Title:
[NAME OF ASSIGNEE] By:______________________________ Title:
[Consented to and][16] Accepted: PNC BANK, NATIONAL ASSOCIATION, as Agent By:_________________________________ Title:
[Consented to:][17] [NAME OF RELEVANT PARTY] By:________________________________ Title:

__________________________________

14 Add additional signature blocks as needed

15 Add additional signature blocks as needed.

16 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

17 To be added only if the consent of the Borrower and/or other parties (e.g., Swing Line Banks) is required by the terms of the Credit Agreement.

B-2-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign Bank attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

B-2-4

2.Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

B-2-5